                                                                    Exhibit 10.1

                                CREDIT AGREEMENT

                          Dated as of January 28, 1999

                                      among

                                 BARNEY'S, INC.
                              BARNEYS AMERICA, INC.
                                PFP FASHIONS INC.
                            BARNEYS (CA) LEASE CORP.
                            BARNEYS (NY) LEASE CORP.
                       BASCO ALL-AMERICAN SPORTSWEAR CORP.
                               BNY LICENSING CORP.
                     BARNEYS AMERICA (CHICAGO) LEASE CORP.,

                                  as Borrowers

                       THE INSTITUTIONS FROM TIME TO TIME
                             PARTY HERETO AS LENDERS

                       THE INSTITUTIONS FROM TIME TO TIME
                          PARTY HERETO AS ISSUING BANKS

                               CITICORP USA, INC.,

                             as Administrative Agent

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                             as Documentation Agent

                                CREDIT AGREEMENT

                  This Credit Agreement dated as of January 28, 1999 (as amended, supplemented or otherwise modified from time to time, this "Agreement") is entered into among BARNEY'S, INC., a New York corporation ("Barneys"), BARNEYS AMERICA, INC., a Delaware corporation ("BAI"), PFP FASHIONS INC., a New York corporation ("PFP"), BARNEYS (CA) LEASE CORP., a Delaware corporation ("CA Lease"), BARNEYS (NY) LEASE CORP., a Delaware corporation ("NY Lease"), BASCO ALL-AMERICAN SPORTSWEAR CORP., a New York corporation ("Basco"), BNY LICENSING CORP., a Delaware corporation ("BNY"), and BARNEYS AMERICA (CHICAGO) LEASE CORP., a Delaware corporation ("Chicago Lease;" and together with Barney's, BAI, PFP, CA Lease, NY Lease, Basco and BNY collectively the "Borrowers" and individually a "Borrower"), the institutions from time to time party hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (the "Lenders"), the institutions from time to time party hereto as issuing banks, whether by execution of this Agreement or an Assignment and Acceptance (the "Issuing Banks"), CITICORP USA, INC. ("CUSA"), in its capacity as agent for the Lenders and the Issuing Banks (with its successors in such capacity, the "Administrative Agent"), and GENERAL ELECTRIC CAPITAL CORPORATION, in its capacity as documentation agent (in such capacity, the "Documentation Agent").

                                    ARTICLE I
                                   DEFINITIONS

                  1.01. Certain Defined Terms. In addition to the terms defined above, the following terms used herein shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

                  "Accommodation Obligation" means any Contractual Obligation, contingent or otherwise, of one Person with respect to any Indebtedness, obligation or liability of another, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability shall be paid or discharged, or that any agreements relating thereto shall be complied with, or that the holders thereof shall be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase security therefor (other than such agreements to purchase in the ordinary course of business) or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

                  "Administrative Agent" has the meaning ascribed to such term in the preamble hereto and shall include any successor Administrative Agent appointed pursuant to Section 12.07.

                  "Administrative Agent's Account" means the account of the Administrative Agent bearing account number 36852248 (re: Barney's, Inc.) maintained at the office of Citibank at 399 Park Avenue, New York, New York 10043, or such other deposit account as the Administrative Agent may from time to time specify in writing to the Borrowers and the Lenders.

                  "Affiliate" of any specified Person means any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock or other equity interest of such specified Person or (iii) of which 10% or more of the Voting Stock or other equity interest is beneficially owned or held by such specified Person or a Subsidiary of such specified Person; provided, however, if Barneys Japan would otherwise become an Affiliate of Holdings or any member of the Barneys Group as a result of the exercise of the Barneys Japan Option, Barneys Japan will not be deemed to be such an Affiliate hereunder as a result of such exercise. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Agents" means the collective reference to the Administrative Agent and the Documentation Agent.

                  "Applicable Commercial Letter of Credit Percentage" means a rate equal to 1.25% per annum.

                  "Applicable Fixed Rate Margin" means initially a rate equal to 2.25% per annum until the last day of the fourth fiscal quarter of 1999. Thereafter, such rate will reset quarterly on the first day of each fiscal quarter, commencing with the first fiscal quarter of 2000, based upon the Leverage Ratio for the immediately preceding fiscal quarter, calculated as of the last day of such immediately preceding fiscal quarter for the twelve-month period then ended, as set forth below:

                  If the Leverage                         Applicable Fixed
                  Ratio is:                               Rate Margin
                  ---------------                         ----------------
                  Greater than 5.00                           2.500%


                                       3

                  Greater than 4.00 but less
                  than or equal to 5.00                       2.350%

                  Greater than 3.00 but less
                  than or equal to 4.00                       2.250%.

                  Greater than 2.00 but less
                  than or equal to 3.00                       2.125%

                  Less than or equal to 2.00                  2.000%

                  "Applicable Floating Rate Margin" means initially a rate equal to 1.25% per annum until the last day of the fourth fiscal quarter of 1999. Thereafter, such rate will reset quarterly on the first day of each fiscal quarter, commencing with the first fiscal quarter of 2000, based upon the Leverage Ratio for the immediately preceding fiscal quarter, calculated as of the last day of such immediately preceding fiscal quarter for the twelve-month period then ended, as set forth below:

                  If the Leverage                       Applicable Floating
                  Ratio is:                             Rate Margin
                  ---------------                       -------------------
                  Greater than 5.00                           1.500%

                  Greater than 4.00 but less
                  than or equal to 5.00                       1.350%

                  Greater than 3.00 but less
                  than or equal to 4.00                       1.250%.

                  Greater than 2.00 but less
                  than or equal to 3.00                       1.125%

                  Less than or equal to 2.00                  1.000%

                  "Applicable Standby Letter of Credit Percentage" means initially a rate equal to 2.00% per annum until the last day of the fourth fiscal quarter of 1999. Thereafter, such rate will reset quarterly on the first day of each fiscal quarter, commencing with the first fiscal quarter of 2000, based upon the Leverage Ratio for the immediately preceding fiscal quarter, calculated as of the last day of such immediately preceding fiscal quarter for the twelve-month period then ended, as set forth below:

                  If the Leverage                       Applicable Standby
                  Ratio is:                             Letter of Credit Percentage
                  ---------------                       ---------------------------


                                       4

                  Greater than 5.00                           2.25%

                  Greater than 4.00 but less
                  than or equal to 5.00                       2.10%

                  Greater than 3.00 but less
                  than or equal to 4.00                       2.00%

                  Greater than 2.00 but less
                  than or equal to 3.00                       1.875%

                  Less than or equal to 2.00                  1.75%

                  "Applicable Lending Office" means, with respect to a particular Lender, its Fixed Rate Lending Office in respect of provisions relating to Fixed Rate Loans and its Domestic Lending Office in respect of provisions relating to Floating Rate Loans.

                  "Applicable Usance Letter of Credit Percentage" means a rate equal to 1.75% per annum.

                  "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of Section 13.01.

                  "Availability" means, at any particular time, the amount by which the Maximum Revolving Credit Amount exceeds the Revolving Credit Obligations outstanding at such time.

                  "BAI" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C.ss.ss.101 et seq.), as amended from time to time, and any successor statute.

                  "Barneys" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Barneys Group" means Barneys and each of its Subsidiaries.

                  "Barneys Japan" means Barneys Japan Company Limited, a Japanese corporation.

                  "Barneys Japan Option" means the option granted to Barneys by Isetan to purchase up to 10% of each class of Capital Stock of Barneys Japan pursuant to the Option to

Purchase Capital Stock of Barneys Japan Company Limited, dated as of the date hereof.

                  "Basco" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

                           (a) the rate of interest announced publicly by
                  Citibank in New York, New York, from time to time (but at least annually), as Citibank's base rate;

                           (b) the sum (adjusted to the nearest 1/4 of one
                  percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of (i) 1/2 of one percent per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such date is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

                           (c) for any day, 1/2 of one percent per annum above
                  the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Citibank from three Federal funds brokers of recognized standing selected by it.

                  "Benefit Plan" means a defined benefit plan as defined in
Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Borrower or any ERISA Affiliate is, or within the immediately preceding three
(3) years was, an "employer" as defined in Section

3(5) of ERISA.

                  "Blocked Account Agreement" means a blocked account agreement among each Blocked Account Bank, the Borrowers and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Blocked Account Bank" means each bank identified as such on
Schedule 3.05.

                  "Blocked Accounts" means, collectively, the blocked accounts established at the Blocked Account Banks; and "Blocked Account" means any one of the Blocked Accounts.

                  "BNY" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Board of Directors" means the Board of Directors of Holdings.

                  "Borrowers" and "Borrower" have the respective meanings set forth in the preamble to this Agreement.

                  "Borrowers' Account" means the account of the Borrowers bearing account number 40786482 (re: Barneys Group) maintained at the office of Citibank at 399 Park Avenue, New York, New York 10043.

                  "Borrowing" means a borrowing consisting of Loans of the same type made on the same day.

                  "Borrowing Base" means, as of any date of determination, an amount equal to the sum of (i) up to ninety percent (90%) of the face amount of Eligible Receivables less such reserves as the Administrative Agent, in its reasonable credit judgment, deems appropriate, plus (ii) up to thirty-seven percent (37%) of Eligible Retail Inventory less such reserves as the Administrative Agent, in its reasonable credit judgment, deems appropriate, plus
(iii) up to thirty-seven percent (37%) of the Inventory being purchased by a Borrower in the ordinary course of its business for which a Commercial Letter of Credit is outstanding and has not been drawn upon less such reserves as the Administrative Agent, in its reasonable credit judgment, deems appropriate, plus
(iv) up to thirty-seven percent (37%) of the Inventory being purchased by a Borrower in the ordinary course of its business for which a Usance Letter of Credit is outstanding and has not been drawn upon less such reserves as the Administrative Agent, in its reasonable credit judgment, deems appropriate, plus
(v) up to twenty percent (20%) of Eligible Aged Inventory less such reserves as the Administrative Agent, in its reasonable credit judgment, deems appropriate, plus (vi) the Trademark Available Amount less a reserve in the amount of $1,318,000 during the period from the date hereof until the date the Borrowers deliver their financial statements pursuant to Section 7.01(a) showing Consolidated EBITDA (without giving effect to the Pension Liability Payment) for the twelve month period ending January 30, 1999, plus (vii) 100% of the funds constituting Net Cash Proceeds in the Cash Collateral Account, plus (viii) 100% of the market value of the Treasury Notes credited to the Control Account in an amount not to exceed $500,000 but only after appropriate documentation and opinions, in form and substance reasonably satisfactory to the Administrative Agent, have been delivered to the Administrative Agent relating to the Administrative Agent's first priority Lien in such Treasury Notes less such reserves as the Administrative Agent, in its reasonable credit judgment, deems appropriate, minus (ix) the Rent Reserve, if any, in effect at such time, minus (x) the amount of Pre-Settlement Exposure at such time. The Administrative Agent, based on such reasonable credit and collateral considerations as the Administrative Agent may deem appropriate, may change from time to time the advance rates in clauses (i), (ii), (iii) and (iv) above, provided that such advance rates do not at any time exceed the respective percentages set forth above. The Administrative Agent agrees to give the Borrowers prior written notice of any such change.

                  "Borrowing Base Certificate" means a certificate in substantially the form of Exhibit B attached hereto and made a part hereof.

                  "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York or (ii) in the case of Fixed Rate Loans, in London, England or
(iii) in the case of Letter of Credit transactions for a particular Issuing Bank, in the place where its office for issuance or administration of the pertinent Letter of Credit is located.

                  "CA Lease" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the fixed asset accounts of any member of the Barneys Group as reflected in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include that portion of Capital Leases which is incurred and capitalized during such period; (ii) Capital Expenditures shall include the purchase price paid to exercise the Barneys Japan Option if the Fixed Charge Coverage Ratio set forth in Section 9.04(v) is not met at the time of such exercise; and (iii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the replacement or restoration of Property, to the extent reimbursed or financed from insurance or condemnation proceeds and permitted pursuant to Section 8.07.

                  "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                  "Capital Stock", with respect to any Person, means any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

                  "Cash Collateral" means cash or Cash Equivalents held in the Cash Collateral Account as security for the Obligations.

                  "Cash Collateral Account" means the account of the Borrowers bearing account number 40787258 at Citibank, N.A., 399 Park Avenue, New York, New York, under the sole dominion and control of the Administrative Agent.

                  "Cash Collateral Account Agreement" means the Cash Collateral Pledge and Assignment Agreement dated the date hereof between the Borrowers and the Administrative Agent regarding the Cash Collateral Account, as such Cash Collateral Pledge and Assignment Agreement may be amended, supplemented or otherwise modified from time to time.

                  "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (reasonably protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Service, Inc.; (iii) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Service, Inc.; (iv) marketable direct obligations of any State of the United States of America or any political subdivision of any such State given on the date of such investment the highest credit rating by Moody's Investors Service, Inc. and Standard & Poor's Corporation; and (v) reverse purchase agreements covering obligations of the type specified in clause (i); provided, that the maturities of any such Cash Equivalents referred to in clauses (i) through (v) shall not exceed three hundred sixty (360) days.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss.ss. 9601 et seq., any amendments thereto, any successor statutes, and any regulations or legally enforceable guidance promulgated thereunder.

                  "CERCLIS" has the meaning ascribed to such term in Section 6.01(o).

                  "Change of Control" means the occurrence of one or more of the following events:

                  (a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of more than 25% of the total voting power of the Voting Stock of Holdings; and

                  (b) the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d- 5 under the Securities Exchange Act), directly or indirectly, in the aggregate less than 40% of the total voting power of the Voting Stock of Holdings for any period of thirty (30) days or more.

                  "Citibank" means Citibank, N.A., a national banking association, and its successors.

                  "Claim" means any written claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

                  "Closing Date" means the date on which the conditions set forth in Sections 5.01 and 5.02 have been satisfied or waived.

                  "Collateral" means all Property and interests in Property now owned or hereafter acquired by any Borrower upon which a Lien is granted under any of the Loan Documents.

                  "Commercial Letter of Credit" means any documentary letter of credit issued by an Issuing Bank pursuant to Section 2.04 for the account of the Borrowers, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by any Borrower in the ordinary course of its business.

                  "Commitment" means, with respect to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit, and which shall not exceed the principal amount set forth under such Lender's name on the signature pages hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms hereof or to give effect to any applicable Assignment and Acceptance, and "Commitments" means the aggregate principal amount of the Commitments of all the Lenders, the maximum amount of which shall not exceed a principal amount of $120,000,000, as reduced from time to time pursuant to the terms hereof.

                  "Commitment Termination Date" means the earlier to occur of
(i) the date of termination of the Commitments pursuant to the terms hereof and
(ii) January 28, 2003.

                  "Compliance Certificate" has the meaning ascribed to such term in Section 7.01(c).

                  "Concentration Account" means an account at Citibank, N.A. in New York, New York, or such other account as is acceptable to the Administrative Agent as a concentration account.

                  "Consolidated Interest Expense" means, for any period on a consolidated basis for any Person and its Subsidiaries, as determined in conformity with GAAP, total interest expense, whether paid or accrued (without duplication), including the interest component of Capital Lease obligations.

                  "Consolidated EBITDA" means, for any twelve-month period on a consolidated basis for any Person and its Subsidiaries, (i) the sum of (A) Consolidated Net Income, (B) depreciation and amortization expense, (C) Consolidated Interest Expense, (D) federal, state, local and foreign income taxes and (E) other non-cash charges, minus (ii) extraordinary gains not already excluded from the determination of Consolidated Net Income.

                  "Consolidated Net Income" means, for any period on a consolidated basis for any Person and its Subsidiaries, the net earnings (or loss) after taxes for such period taken as a single accounting period determined in conformity with GAAP.

                  "Consolidated Net Worth" means, on a consolidated basis for any Person and its Subsidiaries, (i) total consolidated assets of such Person minus (ii) total consolidated liabilities of such Person. Assets and liabilities shall be determined in accordance with GAAP, except that investments in and moneys due from Affiliates of Barneys shall be excluded from total consolidated assets.

                  "Constituent Document" means, with respect to any entity, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such entity, (ii) the by-laws (or the equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such entity's Capital Stock.

                  "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (PCBs), or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.

                  "Contractual Obligation" means, as applied to any Person, any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

                  "Control Account" means the control account that is subject to a control account agreement which is in form and substance reasonably satisfactory to the Administrative Agent.

                  "CUSA" has the meaning ascribed to such term in the preamble hereto.

                  "Customary Permitted Liens" means Liens (other than Environmental Liens and Liens in favor of the PBGC)

                  (i) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                  (ii) of landlords arising by statute and Liens of suppliers, mechanics, carriers, materialmen, repairmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, bonds or other appropriate provisions are being maintained in accordance with GAAP;

                  (iii) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal, customs and performance bonds; or

                  (iv) arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not materially interfere with the ordinary conduct of the business of any Borrower.

                  "Debt" means, as applied to any Person at any time, all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person, (iii) reimbursement obligations with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (v) in respect of Capital Leases.

                  "Debtors" means the members of the Barneys Group as debtors in the Chapter 11 proceeding filed in the United States Bankruptcy Court for the Southern District of New York, Case Numbers 96 B 40113 through 40133 (JLG).

                  "Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

                  "Disclosure Statement" means the Disclosure Statement for the Debtors dated November 13, 1998 and filed with the United States Bankruptcy Court for the Southern District of New York along with the Plan of Reorganization.

                  "Documentation Agent" has the meaning ascribed to such term in the preamble hereto.

                  "DOL" means the United States Department of Labor and any successor department or agency.

                  "Dollars" and "$" means the lawful money of the United States.

                  "Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

                  "Eligible Aged Inventory" means, with respect to any date of determination, Eligible Inventory that was acquired by a Borrower fifteen months or more prior to such date.

                  "Eligible Assignee" means (i) a Lender or any Affiliate thereof or (ii) a commercial bank, finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent and, so long as no Event of Default has occurred and is continuing at the time, the Borrowers (which approval shall not be unreasonably withheld).

                  "Eligible Inventory" means Inventory (i) with respect to which the Administrative Agent has a valid and perfected first priority Lien, (ii) with respect to which no warranty contained in any of the Loan Documents has been breached, (iii) which is not, in the reasonable opinion of the Administrative Agent, obsolete or unmerchantable and (iv) which the Administrative Agent, in its reasonable credit judgment, deems to be Eligible Inventory, based on such credit and collateral considerations as the Administrative Agent may deem appropriate. Eligible Inventory shall be valued at retail, using the retail inventory method. No Inventory shall be Eligible Inventory if a Commercial Letter of Credit or Usance Letter of Credit is outstanding with respect to such Inventory and such Letter of Credit has not been drawn upon. No Inventory of any Borrower shall be Eligible Inventory if such Inventory is located, stored, used or held at the premises of a third party unless (A) the Administrative Agent shall have received a landlord, bailee or similar letter from such third party, in form and substance reasonably satisfactory to the Administrative Agent, and an appropriate UCC-1 financing statement shall have been executed with respect to such location or (B) Rent Reserve with respect to the premises of a third party (other than the premises subject to an Isetan Lease) shall have been deducted from the calculation of Borrowing Base. The Administrative Agent reserves the right, in its reasonable discretion, to create, from time to time, additional categories of ineligible Inventory. Eligible Inventory will be reduced by the amount of "Additional Shrink Reserve", "Prepaid Gift Card", "Your Cut Promotional Card", "Consignment" and "Ineligible Stock Ledger Locations", as such items are reflected on the Borrowing Base Certificate. Notwithstanding the foregoing, the Borrowers hereby acknowledge that the items referred to in the immediately preceding sentence are not the only deductions being made from Eligible Inventory in calculating the Borrowing Base pursuant to the Borrowing Base Certificate.

                  "Eligible Retail Inventory" means, with respect to any date of determination, Eligible Inventory that was acquired by a Borrower less than fifteen months prior to such date.

                  "Eligible Receivables" means those Receivables (i) with respect to which the Administrative Agent has a valid and perfected first priority Lien, (ii) with respect to which no warranty contained in any of the Loan Documents has been breached, and (iii) which the Administrative Agent, in its reasonable credit judgment, deems to be Eligible Receivables, based on such credit and collateral considerations as the Administrative Agent may deem appropriate. No Receivable of a Borrower shall be an Eligible Receivable if:

                  (a) it is due or unpaid more than 60 days after the date of the original invoice issued by a Borrower in connection with the sale giving rise thereto; or

                  (b) the account debtor has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code or any similar statute, made an assignment for the benefit of creditors, or if any petition or other application for relief under the Bankruptcy Code or any similar statute has been filed against the account debtor, or if the account debtor has failed, suspended its business operations, become insolvent, suffered a receiver or a trustee to be appointed for any of its assets or affairs, or is generally failing to pay its debts as they become due.

Eligible Receivables will be reduced by the amount of "Accounts 90 + days Past Due", "Disputed Amounts/Claims", "Account Settlement", "Deceased", "Bankruptcy", "Employee Accounts", "Payment Plan (Workout Accounts 24 to 36 months Payout)", "Foreign Residence Cardholders", "NSF Checks", "Late Fees", "Return Reserve" and "Finance Charge Reserve", as such items are reflected on the Borrowing Base Certificate. Notwithstanding the foregoing, the Borrowers hereby acknowledge that the items referred to in the immediately preceding sentence are not the only deductions being made from Eligible Receivables in calculating the Borrowing

Base pursuant to the Borrowing Base Certificate.

                  "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental Requirements of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

                  "Environmental Requirements of Law" means all applicable Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing the indoor or outdoor environment, including but not limited to any applicable law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any applicable law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health (but only to the extent relating to occupational exposure to Contaminants), and such Requirements as are promulgated by the specifically authorized agent responsible for administering such Requirements.

                  "Equipment" means all present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal Property (other than Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                  "ERISA Affiliate" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as any Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Borrower, and
(iii) member of the same affiliated service group (within the meaning of section 414(m) of the Internal Revenue Code) as such Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause
(ii) above.

                  "Eurodollar Rate" means, with respect to any Interest Period applicable to a Borrowing of Fixed Rate Loans denominated in Dollars, the interest rate per annum obtained by dividing (i) an interest rate per annum determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%) per annum if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of Citibank in London, England to major banks in the London interbank market at approximately 11:00 a.m. (London time) on the Fixed Rate Determination Date for such Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the Fixed Rate Loan to be made by CUSA for such Interest Period, by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage in effect on the relevant Fixed Rate Determination Date. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                  "Eurodollar Reserve Percentage" means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Fixed Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

                  "Event of Default" means any of the occurrences set forth in
Section 11.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.01.

                  "Excluded Proceeds" means (a) Net Cash Proceeds from sales or other dispositions of assets in an aggregate amount not to exceed $2,000,000 during the period from the date hereof to the Commitment Termination Date and
(b) Net Cash Proceeds (in addition to the Net Cash Proceeds referred to in clause (a)) from sales or other dispositions of assets in an aggregate amount not to exceed the lesser of (i) $8,000,000 during the period from the date hereof to the Commitment Termination Date and (ii) the amount of the Trademark Available Amount at such time.

                  "Fair Market Value" means, with respect to any asset or group of assets, the value of the consideration obtainable in a sale of such asset in the open market, assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time, each having reasonable knowledge of the nature and characteristics of such asset, neither being under any compulsion to act, determined (a) in good faith by the Board of Directors of Holdings or (b) in an appraisal of such asset, provided that such appraisal was performed relatively contemporaneously with such determination of the fair market value by an independent third party appraiser and the basic assumptions underlying such appraisal have not materially changed since the date thereof.

                  "Fall 1998 Stub Period" has the meaning ascribed to such term in the Plan of Reorganization.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by Citibank from three federal funds brokers of recognized standing selected by the Administrative Agent.

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

                  "Fiscal Year" means the fiscal year of the Borrowers, which shall be the 52- or 53-week period ending on the Saturday in January of each calendar year closest to January 31 in the succeeding calendar year as set forth below:

                  Fiscal Period Name                      Dates
                  ------------------                      -----
                  Fall 1998 Stub Period           8/2/98   --  1/30/99
                  Fiscal Year 1999                1/31/99  --  1/29/00
                  Fiscal Year 2000                1/30/00  --  1/27/01
                  Fiscal Year 2001                1/28/01  --  2/2/02
                  Fiscal Year 2002                2/3/02   --  2/1/03

                  "Fixed Charge Coverage Ratio" means, for any twelve-month period on a consolidated basis for any Person and its Subsidiaries, the ratio of
(i) Consolidated EBITDA minus Capital Expenditures made during such period minus cash payments of income and franchise taxes made during such period, to (ii) Consolidated Interest Expense for such period plus any principal payment of Funded Debt (other than the payments on the Revolving Loans) made during such period plus the aggregate amount of security deposits or face amount of Letters of Credit given in connection with the Isetan Leases.

                  "Fixed Rate" means, with respect to any Interest Period applicable to a Borrowing of Fixed Rate Loans, an interest rate per annum equal to the Eurodollar Rate in effect on the relevant Fixed Rate Determination Date.

                  "Fixed Rate Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "Fixed Rate Affiliate" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

                  "Fixed Rate Determination Date" means, with respect to a Borrowing of Fixed Rate Loans, the second Business Day prior to the first day of the Interest Period for such Borrowing.

                  "Fixed Rate Interest Payment Date" means (i) with respect to any Fixed Rate Loan having an Interest Period of three (3) calendar months or less, the last day of such Interest Period applicable to such Fixed Rate Loan and (ii) with respect to any Fixed Rate Loan having an Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Interest Period applicable to such Fixed Rate Loan and the last day of such Interest Period.

                  "Fixed Rate Lending Office" means, with respect to any Lender, the office or offices of such Lender (if any) set forth below such Lender's name under the heading "Fixed Rate Lending Office" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such office or offices of such Lender as it may from time to time specify by written notice to the Borrowers and the Administrative Agent.

                  "Fixed Rate Loans" means all Loans which bear interest at a rate determined by reference to the Fixed Rate as provided in Section 4.01(a).

                  "Floating Rate" means, for any period applicable to any Floating Rate Loan denominated in Dollars, an interest rate per annum equal to the Base Rate in effect from time to time with respect to Floating Rate Loans.

                  "Floating Rate Loans" means all Loans which bear interest at a rate determined by reference to the Floating Rate as provided in Section 4.01(a).

                  "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of any Borrower, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to ERISA
Section 4(b)(4).

                  "Foreign Exchange Contract" means a foreign exchange contract between any member of the Barneys Group and Citibank or an Affiliate of Citibank.

                  "Foreign Pension Plan" means any employee pension benefit plan as defined in Section 3(2) of ERISA which (i) is maintained or contributed to for the benefit of employees of any Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

                  "Funded Debt" means Debt which matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement which obligates the lender or lenders to extend credit during a period of more than one year from such date including, without limitation, all amounts of Funded Debt required to be paid or prepaid within one year from the date of determination and excluding the Loans.

                  "Funding Date" means, with respect to any Loan, the date of the funding of such Loan.

                  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof (unless otherwise specified pursuant to Section 13.04).

                  "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent, each Lender and each Issuing Bank.

                  "Holdings" means Barneys New York, Inc., a Delaware corporation.

                  "Holdings Guaranty" means the Guaranty by Holdings dated as of the date hereof in favor of the Administrative Agent for the benefit of the Administrative Agent, the Lenders, the Issuing Banks and the other Holders, as such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Indebtedness" means, as applied to any Person, at any time,
(a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, or (vi) which are Accommodation Obligations (other than obligations pursuant to the Tax Sharing Agreement to pay taxes, assessments, fees and other governmental charges with respect to any member of the Barneys Group or Holdings); (b) all indebtedness, obligations or other liabilities of others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and foreign exchange agreements, net of liabilities owed to such Person by the counterparties thereon; and (d) all contingent Contractual Obligations with respect to any of the foregoing.

                  "Indemnified Matter" has the meaning ascribed to such term in
Section 13.03.

                  "Indemnitee" has the meaning ascribed to such term in Section 13.03.

                  "Intellectual Property" has the meaning ascribed to such term in Section 6.01 (u).

                  "Interest Period" has the meaning ascribed to such term in
Section 4.02(b).

                  "Interest Rate Contracts" means interest rate exchange, swap, collar or cap or similar agreements providing interest rate protection.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

                  "Inventory" means all present and future (i) inventory, (ii) goods, merchandise and other personal Property furnished or to be furnished under any contract of service or intended for sale or lease, and all goods consigned by a Borrower and all other items which have previously constituted Equipment but are then currently being held for sale or lease in the ordinary course of such Borrower's business, (iii) raw materials, work-in-process and finished goods, (iv) materials, components and supplies of any kind, nature or description used or consumed in such Borrower's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the Property described in clauses (i) through (iii) above, (v) goods in which such Borrower has a joint or other interest to the extent of such Borrower's interest therein or right of any kind (including, without limitation, goods in which such Borrower has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Borrower; in each case whether in the possession of such Borrower, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

                  "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities issued by or other equity ownership interest in any other Person, (ii) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

                  "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

                  "Isetan" means Isetan of America Inc., a Delaware corporation.

                  "Isetan Leases" means (i) the Amended and Restated Lease Agreement dated as of the Closing Date between Isetan, as lessor, and Barneys, as lessee, in respect of the premises known as 9584 Wilshire Boulevard, Beverly Hills, California, as assigned to CA Lease, as assignee, pursuant to an Assignment and Assumption of Lease between Barneys, as assignor and CA Lease, as assignee, (ii) the Amended and Restated Lease Agreement dated as of the Closing Date between Isetan, as lessor, and BAI, as lessee, in respect of the premises known as Rush and Oak Streets, Chicago, Illinois, as assigned to Chicago Lease, as lessee, pursuant to an Assignment and Assumption of Lease between BAI, as assignor and Chicago Lease, as assignee, and (iii) the Amended and Restated Lease Agreement between Isetan, as successor in interest to Newireen Associates, as lessor, and Barneys and Madneer Corp., as lessee, as assigned to NY Lease pursuant to an Assignment and Assumption of Lease between Barneys and Madneer Corp., as assignor and NY Lease, as assignee, in respect of premises known as 660 Madison Avenue, New York, New York.

                  "Issue" means, with respect to any Letter of Credit, either issue, or extend the expiry of, or renew, or increase the amount of, such Letter of Credit, and the term "Issued" or "Issuance" shall have a corresponding meaning.

                  "Issuing Bank" means Citibank and any successor or assignee thereof.

                  "Letter Agreement" means the fee letter dated December 11, 1998 from Citicorp Securities, Inc. and accepted and agreed to by Barneys.

                  "Letter of Credit" means any Commercial Letter of Credit, Usance Letter of Credit or Standby Letter of Credit.

                  "Letter of Credit Fee" has the meaning ascribed to such term in Section 4.03(a).

                  "Letter of Credit Obligations" means, at any particular time, the sum of (i) all outstanding Reimbursement Obligations, plus (ii) the aggregate amount of all outstanding time drafts issued under any Usance Letter of Credit, plus (iii) the aggregate undrawn face amount of all outstanding Letters of Credit, plus (iv) the aggregate face amount of all Letters of Credit requested by any Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied pursuant to Section 2.04(c)(i)).

                  "Letter of Credit Reimbursement Agreement" means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the Issuing Bank from which the Letter of Credit is requested may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by the Issuing Bank and any Borrower and as are not materially adverse (in the reasonable judgment of the Issuing
Bank) to the interests of the Lenders; provided, however, in the event of any conflict between the terms hereof and of any Letter of Credit Reimbursement Agreement, the terms hereof shall control.

                  "Leverage Ratio" means, for any twelve-month period on a consolidated basis for the Borrowers, the ratio of (a) the sum of (i) the average of the outstanding Revolving Loans as of the last day of each week during such period plus (ii) the outstanding Debt (other than the Revolving Loans) as of the last day of such twelve-month period, to (b) Consolidated EBITDA for such period.

                  "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses and damages with respect to or arising out of any of the following: personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, voluntary disclosures made to, or settlements with, the United States Government, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to ss. 9-408 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

                  "List of Closing Documents" means a list of closing documents, in substantially the form of Exhibit F attached hereto and made a part hereof.

                  "Loan Account" has the meaning ascribed to such term in
Section 2.05(b).

                  "Loan Documents" means this Agreement, the Notes, the Letter Agreement, the Letter of Credit Reimbursement Agreements, the Blocked Account Agreements, the Cash Collateral Account Agreement, the Security Agreements, the Pledge Agreements, the Holdings Guaranty, the documents executed or delivered pursuant to Sections 5.01(a) and (b) by Holdings or any member of the Barneys Group, any Interest Rate Contracts to which any Lender or any Affiliate of a Lender is a party, and all other instruments, agreements and written Contractual Obligations between Holdings or any member of the Barneys Group, on the one hand, and the Administrative Agent, any Lenders or the Issuing Bank, on the other hand, in each case delivered to the Administrative Agent, such Lender or the Issuing Bank pursuant to or in connection with the transactions contemplated hereby.

                  "Loans" means collectively the Revolving Loans and the Swing Loans.

                  "Lock Box" means the lock box located at P.O. Box 970006, Boston MA 02297 and accessed by the Servicer.

                  "Margin Stock" means "margin stock" as such term is defined in Regulation U.

                  "Material Adverse Effect" means a material adverse effect upon
(i) the business, condition (financial or otherwise), operations, performance, assets or prospects of the Barneys Group, taken as a whole, (ii) the ability of Holdings or the members of the Barneys Group, taken as a whole, to perform any of their material obligations under the Loan Documents or (iii) the ability of the Lenders, the Issuing Bank or the Administrative Agent to enforce the Loan Documents.

                  "Maximum Revolving Credit Amount" means, at any particular time, an amount equal to the lesser of (A) the Commitments at such time and (B) the Borrowing Base at such time.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding three (3) years was, contributed to by either any Borrower or any ERISA Affiliate.

                  "Net Cash Proceeds" means (i) proceeds received by any Borrower in cash or Cash Equivalents from the sale (including, without limitation, any Sale and Leaseback Transaction), assignment or other disposition of any Property or assets (other than the sales or dispositions permitted under Section 9.02(i), (ii) or (iv)), net of (A) the reasonable cash costs of sale, assignment or other disposition and (B) taxes paid or payable as a result thereof; provided that evidence of each of (A) and (B) are provided to the Administrative Agent; (ii) proceeds of insurance on account of the loss of or damage to any Collateral; and (iii) proceeds received by any Borrower in cash or Cash Equivalents from (A) the issuance of any Capital Stock by such Borrower (other than Capital Stock that is issued by a Borrower to Holdings or another Borrower provided that the Administrative Agent has a first priority Lien with respect to such Capital Stock) or (B) issuance of any Indebtedness by such Borrower (other than the Indebtedness permitted under Section 9.01), in each case net of reasonable costs incurred in connection with such transaction; provided that evidence of such costs is provided to the Administrative Agent.

                  "Notes" means collectively the Revolving Loan Notes and the Swing Loan Notes.

                  "Notice of Borrowing" means a notice substantially in the form of Exhibit D attached hereto and made a part hereof.

                  "Notice of Continuation/Conversion" means a notice substantially in the form of Exhibit E attached hereto and made a part hereof.

                  "NY Lease" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Obligations" means all Loans, advances, debts, liabilities, obligations, Reimbursement Obligations, covenants and duties owing by Holdings or any member of the Barneys Group to the Administrative Agent, any Lender, the Issuing Bank, any Affiliate of the Administrative Agent, any Lender or the Issuing Bank, or any Person entitled to indemnification pursuant to Section 13.03, of any kind or nature, present or future, pursuant to or in connection with the Loan Documents, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening or amendment of a Letter of Credit or payment of any draft drawn thereunder, Interest Rate Contract, foreign exchange contract with any Lender or with any Affiliate of a Lender, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys' fees and disbursements and any other sum chargeable to any Borrower hereunder or under any other Loan Document. The term also includes the obligations of Holdings and each member of the Barneys Group to Citibank or its Affiliates in respect of any liabilities Holdings or such member has in respect of cash management functions (including Automated Clearing House (ACH) functions) and other related services (including corporate credit cards) performed by Citibank or its Affiliates on behalf of Holdings or any member of the Barneys Group.

                  "Officer's Certificate" means, as to a corporation, a certificate executed on behalf of such corporation by an officer or director of such corporation.

                  "Operating Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

                  "Pension Liability Payment" means the payment made by the Borrowers for existing withdrawal liability resulting from any Borrower's withdrawal from the Amalgamated Insurance Fund in an amount not to exceed $850,000.

                  "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

                  "Permitted Existing Accommodation Obligations" means those Accommodation Obligations of the members of the Barneys Group and Holdings identified as such on Schedule 1.01.1.

                  "Permitted Existing Indebtedness" means the Indebtedness of the members of the Barneys Group and Holdings identified as such on Schedule 1.01.2.

                  "Permitted Existing Investments" means those Investments of the members of the Barneys Group and Holdings identified as such on Schedule 1.01.3.

                  "Permitted Existing Liens" means the Liens on assets of the members of the Barneys Group and Holdings identified as such on Schedule 1.01.4.

                  "Permitted Holders" means Whippoorwill Associates, Inc. and Bay Harbour Management L.C. and any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, either Whippoorwill Associates, Inc. or Bay Harbour Management L. C. or as to which any such Person has power to vote the Voting Stock of Holdings. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Permitted Subordinated Indebtedness" means indebtedness, fully subordinated and junior in right of payment to the prior payment in full of the Obligations, containing the subordination terms set forth on Schedule
1.01.5 and otherwise (including any modifications to the subordination terms) on terms and conditions (including tenor beyond the Commitment Termination Date, interest, covenants and events of default) reasonably satisfactory to the Administrative Agent and the Requisite Lenders in an aggregate amount not to exceed $30,000,000.

                  "Person" means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

                  "PFP" has the meaning ascribed to such term in the preamble to this Agreement.

                  "Plan" means an employee benefit plan (other than a Foreign Employee Benefit Plan) defined in Section 3(3) of ERISA in respect of which any Borrower or any ERISA Affiliate is, or within the immediately preceding three years was, an "employer" as defined in Section 3(5) of ERISA.

                  "Plan of Reorganization" means the Second Amended Joint Plan of Reorganization for the Debtors Proposed by Whippoorwill Associates, Inc., Bay Harbour Management L.C. and the Official Committee of Unsecured Creditors dated November 13, 1998.

                  "Pledge Agreements" means, collectively, the Pledge Agreements identified on the List of Closing Documents, as each such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Preferred Stock" means the shares of Series A Preferred Stock, $.01 par value per share, of Holdings.

                  "Pre-Settlement Exposure" means on any day, and with respect to all Foreign Exchange Contracts, the sum of (a) an amount of Dollars that Citibank or an Affiliate of Citibank would be required to pay (with regard to Foreign Exchange Contracts confirmed under an ISDA or IFEMA Master Agreement, such amount to be calculated for each such Agreement on a net basis with any such amounts that Citibank or such Affiliate would receive) to replace each of the Foreign Exchange Contracts, determined on the basis of quotations from four leading dealers in the relevant market selected by Citibank or an Affiliate of Citibank in good faith (i) from among dealers of the highest credit standing which satisfy all the criteria that Citibank or such Affiliate applies generally at the time in deciding whether to offer or to make an extension of credit and
(ii) to the extent practicable, from among such dealers having an office in the same city and (b) an amount of Dollars that is determined by Citibank or such Affiliate to be equal to the aggregate of the amounts used by Citibank or such Affiliate to monitor the financial risk associated with potential changes in market value of each such Foreign Exchange Contract to and including the settlement date of each such Foreign Exchange Contract.

                  "Property" means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, Equipment, inventory, general intangible, Receivable, or other asset owned, leased or operated by any Borrower or any other member of the Barneys Group, as applicable (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

                  "Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing such Lender's Commitment at such time by the aggregate amount of all Commitments at such time; provided, however, if all of the Commitments are terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing such Lender's Obligations by the aggregate amount of all Obligations.

                  "Real Property" means all of each Borrower's present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any improvements, buildings, structures and fixtures now or hereafter located or erected thereon or attached thereto of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "Premises"), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

                  "Receivables" means all present and future (i) accounts, (ii) accounts receivable, (iii) rights to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not earned by performance, (iv) all rights in any merchandise or goods which any of the same may represent, and (v) all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

                  "Register" has the meaning ascribed to such term in Section 13.01(c).

                  "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

                  "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

                  "Reimbursement Date" has the meaning ascribed to such term in
Section 2.04(d)(i)(A).

                  "Reimbursement Obligations" means the aggregate reimbursement or repayment obligations of the Borrowers with respect to amounts drawn under Letters of Credit.

                  "Release" means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

                  "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

                  "Rent Reserve" means an aggregate amount equal to the total rental payments payable for a period equal to the greater of two months and the period set forth on Schedule 1.01.6 for the applicable jurisdiction for each real estate lease covering the premises of a third party where Inventory of a Borrower is located, stored, used or held where the Administrative Agent has not received (i) a landlord, bailee or similar letter from such third party, in form and substance satisfactory to the Administrative Agent, and (ii) an appropriate UCC-1 financing statement executed by such third party with respect to such premises.

                  "Replaced Lender" has the meaning ascribed to such term in
Section 3.06.

                  "Replacement Lender" has the meaning ascribed to such term in
Section 3.06.

                  "Reportable Event" means an event described in Section 4043(c) of ERISA with respect to a Benefit Plan other than those events as to which the thirty day notice period is waived under the PBGC regulations issued under
Section 4043 of ERISA.

                  "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations U and X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation, including Environmental Requirements of Law.

                  "Requisite Lenders" means, at any time, Lenders holding, in the aggregate, more than fifty percent (50%) of the Commitments in effect at such time; provided, however, that, in the event that the Commitments have been terminated pursuant to the terms hereof, "Requisite Lenders" means Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than fifty percent (50%).

                  "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any member of the Barneys Group now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Permitted Subordinated Indebtedness and (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any member of the Barneys Group now or hereafter outstanding.

                  "Revolving Credit Obligations" means, at any particular time, the sum of (i) the outstanding principal amount of the Swing Loans at such time, plus (ii) the outstanding principal amount of the Revolving Loans at such time, plus (iii) the Letter of Credit Obligations outstanding at such time.

                  "Revolving Loan" has the meaning ascribed to such term in
Section 2.01(a).

                  "Revolving Note" has the meaning ascribed to such term in
Section 2.05(a).

                  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser thereof by such Person or one of its Subsidiaries.

                  "Section 338 Election" means the election under Section 338 of the Internal Revenue Code, and any election under any comparable state or local laws, contemplated to be made by Holdings with respect to the acquisition of Barneys and its Subsidiaries pursuant to the Plan of Reorganization.

                  "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                  "Security Agreements" means, collectively, the Security Agreements identified on the List of Closing Documents, as each such agreement may be amended, supplemented or otherwise modified from time to time.

                  "Servicer" means Cash Management Services, Inc., 25 Fordham Road, Boston, MA 02134 or any other servicer reasonably satisfactory to the Administrative Agent.

                  "Solvent", when used with respect to any Person, means that at the time of determination:

                  (i) the fair market value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

                  (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

                  (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

                  (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Standby Letter of Credit" means any letter of credit issued by the Issuing Bank pursuant to Section 2.04 for the account of the Borrowers, which is not a Commercial Letter of Credit or Usance Letter of Credit.

                  "Subordinated Notes" means the subordinated notes referred to as items on Schedule 1.01.2 as of the Closing Date.

                  "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

                  "Swing Loan" has the meaning ascribed to such term in Section 2.02(a).

                  "Swing Loan Lender" means CUSA, in its individual capacity or, in the event CUSA is not the Administrative Agent, the Administrative Agent (or any Affiliate of the Administrative Agent designated by the Administrative Agent), in its individual capacity.

                  "Swing Loan Note" has the meaning ascribed to such term in
Section 2.05(a).

                  "Tax Sharing Agreement" means the written agreement among Holdings and the members of the Barneys Group, in form and substance reasonably satisfactory to the Administrative Agent, for the allocation and payment of tax liabilities and the payment for tax benefits with respect to a consolidated, combined or unitary tax return which tax return includes Holdings and any Subsidiary.

                  "Taxes" has the meaning ascribed to such term in Section 3.03(a).

                  "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of any Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which such Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of such Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on any Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (vii) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan other than with respect to the Amalgamated Insurance Fund.

                  "Trademark Available Amount" means initially an amount equal to $20,000,000, which amount shall be permanently reduced as follows: (i) $1,250,000 on the first day of each fiscal quarter commencing with the first day of the first fiscal quarter of Fiscal Year 2000; (ii) if the Borrowers' Consolidated EBITDA (without giving effect to the Pension Liability Payment) for the twelve month period ending January 31, 1999 is less than $16,000,000, an amount equal to such deficiency on a dollar for dollar basis up to $1,318,000; and (iii) an amount equal to the Net Cash Proceeds from sales or other dispositions of assets in an aggregate amount not to exceed the lesser of $10,000,000 and the amount of the Trademark Available Amount at such time prior to giving effect to such reduction.

                  "Treasury Notes" means marketable direct debt obligations issued by the United States government and backed by the full faith and credit of the United States government which are intermediate securities with remaining maturities of two years or less issued at a discount from face value.

                  "Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

                  "Unused Commitment Fee" has the meaning ascribed to such term in Section 4.03(b).

                  "Usance Letter of Credit" means any letter of credit issued by an Issuing Bank pursuant to Section 2.04 for the account of the Borrowers, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by any Borrower in the ordinary course of its business and honored by the Issuing Bank's delivery of time drafts payable no more than sixty days from the date of delivery thereof.

                  "Voting Stock" means, with respect to any Person, securities with respect to any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

                  1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to (a) a month or months, quarter or quarters or year or years shall end on the day in the relevant calendar month, calendar quarter or calendar year, if applicable, immediately preceding the date numerically corresponding to the first day of such period and (b) a fiscal month or months, a fiscal quarter or quarters or a fiscal year or years shall end on the day in the relevant fiscal month, fiscal quarter or fiscal year, if applicable, immediately preceding the date numerically corresponding to the first day of such period. 1.03. Accounting Terms. Subject to Section 13.04, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

                  1.04. Other Definitional Provisions. References to "Articles", "Sections", "subsections", "Schedules" and "Exhibits" shall be to Articles, Sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  1.05. Other Terms. All other terms contained herein shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

                                   ARTICLE II
                           AMOUNTS AND TERMS OF LOANS

                  2.01 Revolving Credit Facility. (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrowers from time to time on any Business Day during the period from the Closing Date to the Business Day immediately preceding the Commitment Termination Date, in an amount not to exceed at any time outstanding such Lender's Pro Rata Share of the Availability at such time. All Revolving Loans comprising the same Borrowing hereunder shall be made by such Lenders simultaneously and proportionately to their then respective Commitments. Subject to the provisions hereof, the Borrowers may repay the outstanding Revolving Loans on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.01(a) at the time of such Borrowing in accordance with the provisions hereof.

                  (b) Notice of Borrowing. When the Borrowers desire to borrow under this Section 2.01, an irrevocable Notice of Borrowing shall be delivered to the Administrative Agent no later than 11:00 a.m. (New York time) on the proposed Funding Date, in the case of a Borrowing of Floating Rate Loans, and at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Fixed Rate Loans. Such Notice of Borrowing shall specify
(i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing, (iii) the Availability as of the date of such Notice of Borrowing, (iv) whether the proposed Borrowing will be of Floating Rate Loans or Fixed Rate Loans and (v) in the case of Fixed Rate Loans, the requested Interest Period. Any Notice of Borrowing delivered pursuant to this Section 2.01(b) shall be deemed to constitute a Notice of Borrowing under Section 2.02. In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing on the Closing Date), the Borrowers may give the Administrative Agent irrevocable telephonic notice of any proposed Borrowing by 11:00 a.m. (New York time) on the day of the proposed Borrowing, in the case of a Borrowing of Floating Rate Loans, and at least three (3) Business Days in advance of the day of the proposed Borrowing, in the case of a Borrowing of Fixed Rate Loans, and shall confirm such notice by delivery of the Notice of Borrowing by telecopy to the Administrative Agent promptly, but in no event later than 3:00 p.m. (New York time) on the same day.

                  (c) Making of Revolving Loans. (i) Promptly after receipt of a Notice of Borrowing under Section 2.01(b) (or telephonic notice in lieu thereof) and in the event that the Swing Loan Lender is not making the principal amount requested under such Notice of Borrowing available to the Borrowers as a Swing Loan, the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed Borrowing. Each Lender shall deposit an amount equal to its Pro Rata Share of the amount requested by the Borrowers with the Administrative Agent at its office in New York, New York, in immediately available funds, (A) on the Closing Date specified in the initial Notice of Borrowing and (B) not later than 2:00 p.m. (New York time) on any other Funding Date applicable thereto. The Administrative Agent shall make the proceeds of such amounts received by it available to the Borrowers at the Administrative Agent's office in New York, New York on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds to the Borrowers by transferring such proceeds to the Borrowers' Account. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Revolving Loan on such Funding Date. No Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Loan hereunder nor shall the Commitment of any Lender be increased or decreased as a result of any such failure.

                  (ii) Unless the Administrative Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing of Revolving Loans that such Lender does not intend to fund its Revolving Loan requested to be made on such Funding Date, the Administrative Agent may assume that such

Lender has funded its Revolving Loan and is depositing the proceeds thereof with the Administrative Agent on the Funding Date, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrowers on the Funding Date. If the Revolving Loan proceeds corresponding to that amount are advanced to the Borrowers by the Administrative Agent but are not in fact deposited with the Administrative Agent by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and in addition the Borrowers agree to repay, to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrowers until the date such amount is paid or repaid to the Administrative Agent, (A) in the case of the Borrowers, at the interest rate applicable to such Borrowing and
(B) in the case of such Lender, at the Federal Funds Rate for the first Business Day, and thereafter at the interest rate applicable to such Borrowing. If such Lender shall pay to the Administrative Agent the corresponding amount, the amount so paid shall constitute such Lender's Revolving Loan, and if both such Lender and the Borrowers shall pay and repay such corresponding amount, the Administrative Agent shall promptly pay to the Borrowers such corresponding amount. This Section 2.01(c)(ii) does not relieve any Lender of its obligation to make its Revolving Loan on any Funding Date.

                  (d) Repayment of Revolving Loans. All outstanding Revolving Loans shall be paid in full on the Commitment Termination Date. Each Lender's obligation to make Revolving Loans shall terminate at the close of business on the Business Day immediately preceding the Commitment Termination Date.

                  2.02. Swing Loans. (a) Swing Loans. Subject to the terms and conditions set forth herein, the Swing Loan Lender may, in its sole discretion, make loans (the "Swing Loans") in Dollars to the Borrowers, from time to time after the Closing Date and prior to the Commitment Termination Date, up to an aggregate principal amount at any one time outstanding which shall not exceed an amount equal to $7,000,000. The Swing Loan Lender shall have no duty to make or to continue to make Swing Loans. All Swing Loans shall be payable on demand with accrued interest thereon and shall otherwise be subject to all the terms and conditions applicable to Revolving Loans, except that all Swing Loans shall be Floating Rate Loans and all interest on the Swing Loans shall be payable to the Swing Loan Lender solely for its own account.

                  (b) Making of Swing Loans. The Swing Loan Lender shall deposit the amount it intends to fund, if any, in respect of the Swing Loans requested by the Borrowers with the Administrative Agent at its office in New York, New York in immediately available funds on the date of the proposed Borrowing applicable thereto. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in
Section 5.02 shall not on such date be satisfied, and ending when such conditions are satisfied, and the Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 hereof have been satisfied in connection with the making of any Swing Loan. Subject to the preceding sentence, the Administrative Agent shall make such proceeds available to the Borrowers at the Administrative Agent's office in New York, New York on the date of the proposed Borrowing and shall disburse such proceeds to the Borrowers by transferring such proceeds to the Borrowers' Account.

                  (c) Repayment of Swing Loans. The Borrowers shall repay the outstanding Swing Loans owing to the Swing Loan Lender (i) in accordance with
Section 3.01(b)(ii), on a daily basis, to the extent funds are on deposit in the Concentration Account, (ii) upon demand by the Swing Loan Lender and (iii) on the Commitment Termination Date. In connection with the repayment of Swing Loans set forth in the preceding clause (i), the Borrowers hereby irrevocably authorize the Administrative Agent to apply the withdrawn funds in accordance therewith. In the event that the Borrowers fail to repay any Swing Loans, together with interest thereon, as set forth in clauses (i), (ii) and (iii) of the first sentence of this paragraph, then, upon the request of the Swing Loan Lender, each Lender shall make Revolving Loans to the Borrowers (irrespective of the satisfaction of the conditions in Section 5.02 or the requirement to deliver a Notice of Borrowing in Section 2.01(b), which conditions and requirement such Lenders irrevocably waive) in an amount equal to such Lender's Pro Rata Share of the aggregate amount of the Swing Loans then outstanding after giving effect to any repayments made by the Borrowers, and the Borrowers hereby authorize the Administrative Agent to apply the proceeds of such Revolving Loans to the repayment of such Swing Loans. To the extent the Administrative Agent receives any amounts in prepayment or repayment of outstanding Revolving Loans prior to such request, the Administrative Agent shall apply such amounts when received to the repayment of the Swing Loans then outstanding. The failure of any Lender to make available to the Administrative Agent its Pro Rata Share of such Revolving Loans shall not relieve such Lender or any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender's Pro Rata Share of such Revolving Loans on the date of such request. The Administrative Agent shall settle with the Lenders in respect of Swing Loans at least weekly.

                  2.03. Use of Proceeds. The proceeds of the Loans may be used to refinance the debtor-in-possession financing, to pay certain claims pursuant to the Plan of Reorganization, to pay professional fees and to fund working capital in the ordinary course of the business of the Borrowers and for other lawful general corporate purposes not prohibited hereunder.

                  2.04. Letters of Credit. Subject to the terms and conditions set forth herein, the Issuing Bank hereby agrees to Issue for the account of the Borrowers one or more Letters of Credit during the period from the Closing Date to the date which is the thirtieth day prior to the Commitment Termination Date (except as otherwise set forth in the proviso in Section 2.04(a)(iii)), subject to the following provisions:

                  (a) Types and Amounts. The Issuing Bank shall not have any obligation to Issue, and shall not Issue any Letter of Credit at any time:

                  (i) if the aggregate Letter of Credit Obligations with respect to the

         Issuing Bank, after giving effect to the Issuance of the Letter of Credit requested hereunder, shall exceed $40,000,000 or any limit imposed by law or regulation upon the Issuing Bank;

                  (ii) if the Issuing Bank receives written notice (A) from the Administrative Agent or the Borrowers at or before 2:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed Issuance of such Letter of Credit that immediately after giving effect to the Issuance of such Letter of Credit, (1) the Letter of Credit Obligations at such time would exceed $40,000,000 or (2) the Revolving Credit Obligations at such time would exceed the Maximum Revolving Credit Amount at such time, or (B) from any of the Lenders at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that one or more of the conditions precedent contained in Section 5.01 or 5.02, as applicable, would not on such date be satisfied (or waived pursuant to Section 13.07), unless such conditions are thereafter satisfied or waived and written notice of such satisfaction or waiver is given to the Issuing Bank by the Administrative Agent (and the Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.01 or 5.02, as applicable, have been satisfied or waived); or

                  (iii) which has an expiration date later than the earlier of
         (A) the date which occurs 210 days following the date of Issuance with respect to a Commercial Letter of Credit or a Usance Letter of Credit or the date which occurs 364 days following the date of Issuance with respect to a Standby Letter of Credit or (B) the date which is the thirtieth day immediately preceding the Commitment Termination Date with respect to a Commercial Letter of Credit, the date which is the sixtieth day immediately preceding the Commitment Termination Date with respect to a Usance Letter of Credit or the date which is the fifth Business Day immediately preceding the Commitment Termination Date with respect to a Standby Letter of Credit; provided, however, any Letter of Credit may expire on a date which is no later than the thirtieth day immediately following the Commitment Termination Date if the Borrowers give the Administrative Agent at the time such Letter of Credit is issued or its expiration date is extended Cash Collateral, on terms and conditions satisfactory to the Administrative Agent, in an amount equal to the sum of (1) the maximum amount available to be drawn under such Letter of Credit and (2) the amount of Letter of Credit Fees applicable thereto.

                  (b) Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections 5.01 and 5.02, as applicable, the obligation of the Issuing Bank to Issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

                  (i) if the Issuing Bank so requests, the Borrowers shall have executed and delivered to such Issuing Bank and the Administrative Agent a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof;

                  (ii) the terms of the proposed Letter of Credit shall be satisfactory to the Issuing Bank in its reasonable credit judgment; and

                  (iii) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from Issuing the Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from a Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the Issuance of letters of credit generally or the Issuance of such Letter of Credit.

                  (c) Issuance of Letters of Credit. (i) The Borrowers shall give the Issuing Bank written notice that it is requesting that the Issuing Bank Issue a Letter of Credit not later than 2:00 p.m. (New York time) on the Business Day immediately preceding the requested date for Issuance thereof, or such shorter notice as may be acceptable to the Issuing Bank. Such notice shall be irrevocable unless and until such request is denied by the Issuing Bank and shall specify (A) that the requested Letter of Credit is either a Commercial Letter of Credit, Usance Letter of Credit or Standby Letter of Credit, (B) the stated amount of the Letter of Credit requested, (C) the effective date (which shall be a Business Day) of Issuance of such Letter of Credit, (D) the date on which such Letter of Credit is to expire, (E) the Person for whose benefit such Letter of Credit is to be Issued, (F) other relevant terms of such Letter of Credit and (G) the amount of the then outstanding Letter of Credit Obligations. The Issuing Bank shall notify the Administrative Agent immediately upon receipt of a written notice from the Borrowers requesting that a Letter of Credit be Issued and, upon the Administrative Agent's request therefor, send a copy of such notice to the Administrative Agent.

                  (ii) The Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the Issuance of a Letter of Credit (which notice the Administrative Agent shall promptly transmit by telegram, telex, telecopy, telephone or similar transmission to each Lender).

                  (d) Reimbursement Obligations; Duties of Issuing Bank. (i) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement:

                  (A) the Borrowers shall reimburse the Issuing Bank for amounts drawn under such Letter of Credit pursuant to subsection (d)(ii) below, in Dollars, no later than the date (the "Reimbursement Date") which is one (1) Business Day after the Borrowers receive written notice from the Issuing Bank that a draft has been presented under such Letter of Credit by the beneficiary thereof; and

                  (B) all Reimbursement Obligations with respect to any Letter of Credit shall bear interest at the rate applicable to Floating Rate Loans in accordance with Section 4.01(a) from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date and thereafter at the rate applicable in accordance with Section 4.01(c).

                  (ii) The Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and the payment (or the failure to pay when due) by the Borrowers on account of a Reimbursement Obligation (which notice the Administrative Agent shall promptly transmit by telegram, telex, telecopy or similar transmission to each Lender).

                  (iii) No action taken or omitted, in good faith and without gross negligence, by the Issuing Bank under or in connection with any Letter of Credit shall put the Issuing Bank under any resulting liability to any Lender, any Borrower or, so long as such Letter of Credit is not Issued in violation of
Section 2.04(a), relieve any Lender of its obligations hereunder to the Issuing Bank. Solely as between the Issuing Bank and the Lenders, in determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under a respective Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

                  (e) Participations. (i) Immediately upon Issuance by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this Section 2.04, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of such Lender's Pro Rata Share, including, without limitation, all obligations of the Borrowers with respect thereto (other than amounts owing to the Issuing Bank under Section 2.04(g)) and any security therefor and guaranty pertaining thereto.

                  (ii) If the Issuing Bank makes any payment under any Letter of Credit and the Borrowers do not repay such amount to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank, in immediately available funds, the amount of such Lender's Pro Rata Share of such payment, and the Administrative Agent shall promptly pay to the Issuing Bank such amounts received by it, and any other amounts received by the Administrative Agent for the Issuing Bank's account, pursuant to this
Section 2.04(e). All such payments shall constitute Revolving Loans made to the Borrowers pursuant to Section 2.01 (irrespective of the satisfaction of the conditions in Section 5.02 or the requirement in Section 2.01(b) to deliver a

Notice of Borrowing which conditions and requirement, for the purpose of refunding any Reimbursement Obligation owing to the Issuing Bank, the Lenders irrevocably waive). If a Lender does not make its Pro Rata Share of the amount of such payment available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon, for the first Business Day after the date such payment was first due at the Federal Funds Rate, and thereafter at the interest rate then applicable in accordance with Section 4.01(a). The failure of any such Lender to make available to the Administrative Agent for the account of an Issuing Bank its Pro Rata Share of any such payment shall neither relieve such Lender nor any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of the Issuing Bank such Lender's Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. This Section does not relieve the Borrowers of their obligation to pay or repay any Lender funding its Pro Rata Share of such payment pursuant to this Section interest on the amount of such payment from such date such payment is to be made until the date on which payment is repaid in full.

                  (iii) Whenever the Issuing Bank receives a payment from the Borrowers on account of a Reimbursement Obligation, including any interest thereon, as to which any Lender has made a Revolving Loan pursuant to clause
(ii) of this Section, the Issuing Bank shall promptly pay to the Administrative Agent such payment in accordance with Section 3.02. Each such payment shall be made by the Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

                  (iv) Upon the request of any Lender, the Issuing Bank shall furnish such Lender copies of any Letter of Credit or Letter of Credit Reimbursement Agreement to which the Issuing Bank is party and such other documentation as reasonably may be requested by such Lender.

                  (v) The obligations of a Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of the Issuing Bank, and shall be honored in accordance with this Article II (irrespective of the satisfaction of the conditions described in Sections 5.01 and 5.02, as applicable, which conditions, for the purposes of refunding any Reimbursement Obligation owed to the Issuing Bank, such Lenders irrevocably waive) under all circumstances, including, without limitation, any of the following circumstances:

                  (A) any lack of validity or enforceability hereof or of any of the other Loan Documents;

                  (B) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith, with any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);

                  (C) any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                  (E) any failure by the Issuing Bank to make any reports required pursuant to Section 2.04(h) or the inaccuracy of any such report; or

                  (F) the occurrence of any Event of Default or Default.

                  (f) Payment of Reimbursement Obligations. (i) The Borrowers unconditionally agree to pay to the Issuing Bank, in Dollars, the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with the Letters of Credit when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which the Borrowers may have at any time against the Issuing Bank or any other Person.

                  (ii) In the event any payment by the Borrowers received by the Issuing Bank with respect to a Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participation is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each such Lender which received such distribution shall, upon demand by the Issuing Bank, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

                  (g) Issuing Bank Charges. The Borrowers shall pay to the Issuing Bank, solely for its own account, the standard charges assessed by the Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and set forth in a letter sent to the Borrowers by the Issuing Bank, and such compensation in respect of such Letters of Credit for the Borrowers' account as may be agreed upon by the Borrowers and the Issuing Bank from time to time.

                  (h) Issuing Bank Reporting Requirements. The Issuing Bank shall make available on a daily basis to the Administrative Agent and the Borrowers separate schedules for Commercial Letters of Credit, Usance Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding to it at the end of each month and any information requested by the Administrative Agent or the Borrowers relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit issued by it.

                  (i) Indemnification; Exoneration. (i) In addition to all other amounts payable to an Issuing Bank, the Borrowers hereby agree to defend, indemnify, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys' fees but excluding taxes) which the Administrative Agent, the Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the Issuance of any Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (B) the failure of the Issuing Bank issuing a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

                  (ii) As between the Borrowers on the one hand and the Administrative Agent, the Lenders and the Issuing Bank on the other hand, the Borrowers assume all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Administrative Agent, the Issuing Bank and the Lenders shall not be responsible for, except to the extent of their gross negligence or wilful misconduct: (A) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and Issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;
(G) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any litigation, proceeding or charges with respect to such Letter of Credit; and (I) any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Bank or the Lenders.

                  2.05. Promise to Repay; Evidence of Indebtedness.

                  (a) Promise to Repay. (i) The Borrowers jointly and severally agree to pay on the Commitment Termination Date the principal amount of each Revolving Loan, and further agree to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the promissory notes evidencing the Revolving Loans owing to the Lenders. The Borrowers shall execute and deliver to each Lender such promissory notes as are necessary to evidence the Revolving Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 13.01, each substantially in the form of Exhibit C-1 attached hereto and made a part hereof (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Revolving Loan Notes"; and "Revolving Loan Note" means any one of the Revolving Loan Notes).

                  (ii) The Borrowers jointly and severally agree to pay on demand the principal amount of such Swing Loan, and further agree to pay all unpaid interest accrued thereon, in accordance with Section 4.01 and the terms of this Agreement and the promissory note evidencing the Swing Loans owing to the Swing Loan Lender. The Borrowers shall execute and deliver to the Swing Loan Lender such promissory note as is necessary to evidence the Swing Loans owing to the Swing Loan Lender, substantially in the form of Exhibit C-2 (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Swing Loan Notes"; and "Swing Loan Note" means any one of the Notes).

                  (b) Loan Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under each of the Notes. The Administrative Agent shall maintain in accordance with its usual practice a composite account or accounts evidencing the outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations including the amount of principal and interest payable and paid to the Lenders from time to time hereunder.

                  2.06. Authorized Officers and Agents. On the Closing Date and from time to time thereafter, the Borrowers shall deliver to the Administrative Agent an Officer's Certificate setting forth (i) the names of the officers, employees and agents authorized on behalf of all Borrowers to request Swing Loans, Revolving Loans and Letters of Credit and (ii) a specimen signature of each such officer, employee or agent. The officers, employees and agents so authorized shall also be authorized to act for the Borrowers in respect of all other matters relating to the Loan Documents. The Administrative Agent shall be entitled to rely conclusively on such officer's or employee's or agent's authority to request such Loans or Letters of Credit until the Administrative Agent receives written notice to the contrary. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on any written Notice of

Borrowing or any other document, and, with respect to an oral request for such Loans or Letters of Credit, the Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the officers, employees or agents authorized to make such request or otherwise to act on behalf of the Borrowers. None of the Administrative Agent, any Lender or the Issuing Bank shall incur any liability to the Borrowers or any other Person in acting upon any telephonic notice referred to above which the Administrative Agent reasonably believes to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrowers.

                                   ARTICLE III
                            PAYMENTS AND PREPAYMENTS

                  3.01. Prepayments; Reductions in Commitments.

                  (a) Voluntary Prepayments/Reductions. (i) Loans. The Borrowers may prepay Floating Rate Loans on any Business Day, in whole or in part, upon written notice no later than 1:00 p.m. on such day with respect to Revolving Loans (and 4:00 p.m. on such day with respect to Swing Loans) to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender as applicable), provided that the Borrowers shall not be required to give notice to the Administrative Agent for any prepayments made pursuant to
Section 3.05. Fixed Rate Loans may be prepaid (A) in whole or in part on the expiration date of the then applicable Interest Period upon written notice no later than 1:00 p.m. on such day to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender as applicable) and
(B) on any other Business Day upon at least three (3) Business Days' prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender as applicable) and only upon payment of the amounts described in Section 4.02(f).

                  (ii) Commitment. The Borrowers, upon at least five (5) Business Days' prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender), shall have the right, from time to time, to terminate in whole or permanently reduce in part the Commitments, provided that, after giving effect to such reduction of the Commitments, the Borrowers are in compliance with the provisions of Section 3.01(b)(i). Any partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and shall reduce the Commitment of each Lender proportionately in accordance with such Lender's Pro Rata Share. Any notice of termination or reduction given to the Administrative Agent under this Section 3.01(a)(ii) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof. When notice of termination or reduction is delivered as provided herein, such notice shall be irrevocable and such Commitments shall not be reinstated.

                  (iii) The prepayments and payments in respect of reductions and terminations described in clauses (i) and (ii) of this Section 3.01(a) may be made without premium or penalty (except as provided in Section 4.02(f)).

                  (b) Mandatory Prepayments of Loans. (i) Immediately, if the Revolving Credit Obligations are greater than the Maximum Revolving Credit Amount, the Borrowers shall make a mandatory repayment of the Revolving Loans, the Swing Loans and the Letter of Credit Obligations in an amount equal to such excess. In addition, to the extent the Maximum Revolving Credit Amount is at any time less than the amount of contingent Letter of Credit Obligations outstanding at any time, the Borrowers shall deposit Cash Collateral in the Cash Collateral Account in an amount equal to the amount by which such Letter of Credit Obligations exceed such Maximum Revolving Credit Amount.

                  (ii) On a daily basis from funds on deposit in the Concentration Account at the close of business on any Business Day, the Administrative Agent shall apply such funds to the outstanding Swing Loans, Revolving Loans and Reimbursement Obligations and thereby cause the Borrowers to make a mandatory repayment of such Swing Loans, Revolving Loans and Reimbursement Obligations on such Business Day.

                  (iii) Immediately after any Borrower's receipt of any Net Cash Proceeds, the Borrowers shall make or cause to be made a mandatory prepayment of the Revolving Credit Obligations in the amount of such Net Cash Proceeds; provided, however, that in the event that all or a portion of such prepayment would cause Fixed Rate Loans to be prepaid prior to the end of their respective Interest Periods and no Event of Default has occurred and is continuing at such time, the Borrowers may deposit that portion of the prepayment that would have caused Fixed Rate Loans to be prepaid prior to the end of their respective Interest Periods into the Cash Collateral Account. On the last day of each such Interest Period, the Administrative Agent shall withdraw funds on deposit in the Cash Collateral Account in an amount equal to the aggregate amount of Fixed Rate Loans having Interest Periods ending on such day and apply such funds to the repayment of the outstanding Revolving Credit Obligations. In addition, the Commitments shall be permanently reduced on the date of such Borrower's receipt of Net Cash Proceeds by the amount of such Net Cash Proceeds less the Excluded Proceeds and the amount of Net Cash Proceeds that constitute proceeds of insurance on account of the loss of or damage to any Collateral.

                  (iv) Nothing in this Section 3.01(b) shall be construed to constitute the Lenders' consent to any transaction which is not expressly permitted by Article IX.

                  3.02. Payments. (a) Manner and Time of Payment. All payments of principal of and interest on the Loans and Reimbursement Obligations and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent, the Lenders or the Issuing Bank shall be made without condition or reservation of right, in immediately available funds, delivered to the Administrative Agent (or, in the case of

Reimbursement Obligations, to the Issuing Bank) not later than 2:00 p.m. (New York time) with respect to Revolving Loans and all other Obligations (other than Swing Loans), and not later than 4:00 p.m. (New York time) with respect to Swing Loans, on the date and at the place due, to the Administrative Agent's Account (or such account of the Issuing Bank, as it may designate). Payments received by the Administrative Agent in respect of Swing Loans shall be distributed to the Swing Loan Lender, payments received by the Administrative Agent in respect of Revolving Loans shall be distributed to each Lender in accordance with its Pro Rata Share in accordance with the provisions of Section 3.02(b), if received prior to 2:00 p.m., and on the next succeeding Business Day, if received thereafter, by the Administrative Agent.

                  (b) Apportionment of Payments. (i) Subject to the provisions of Section 3.02(b)(ii) and (v), except as otherwise provided herein (A) all payments of principal and interest (I) in respect of outstanding Swing Loans shall be allocated to the Swing Loan Lender and (II) in respect of outstanding Revolving Loans shall be allocated among all the Lenders in proportion to their respective Pro Rata Shares and (B) all payments of fees and all other payments in respect of any other Obligations shall be allocated among such of the Holders as are entitled thereto, on a pro rata basis. All principal payments in respect of Loans shall be applied first, to repay outstanding Floating Rate Loans and then, to repay outstanding Fixed Rate Loans with those Fixed Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

                  (ii) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and shall upon the acceleration of the Obligations pursuant to Section 11.02(a), apply all payments in respect of any Obligations and all proceeds of Collateral in the following order:

                  (A) first, to pay interest on and then principal of any portion of the Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers;

                  (B) second, to pay interest on and then principal of any Swing Loan;

                  (C) third, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

                  (D) fourth, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuing Bank;

                  (E) fifth, to pay Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuing Bank;

                  (F) sixth, to pay interest due in respect of the Loans and Reimbursement Obligations;

                  (G) seventh, to pay principal outstanding on the Loans and outstanding Letter of Credit Obligations;

                  (H) eighth, to provide, to the extent any Obligations are contingent, Cash Collateral pursuant to Section 11.02(b); and

                  (I) ninth, to the ratable payment of all other Obligations;

provided, however, if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses (A) through (H), the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent's and each Lender's or Issuing Bank's interest in the aggregate outstanding Obligations described in such clauses.

The order of priority set forth in this Section 3.02(b) and the related provisions hereof are set forth solely to determine the rights and priorities of the Administrative Agent, the Lenders, the Issuing Bank and other Holders as among themselves. The order of priority set forth in clauses (A) through (H) of this Section 3.02(b)(ii) may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrowers, any Holder which is not a Lender or Issuing Bank, or any other Person; provided, however, the order of priority set forth in clauses (A) through (E) of this Section 3.02(b)(ii) may not be changed without the prior written consent of the Administrative Agent.

                  (iii) All payments of principal on the Swing Loans, Reimbursement Obligations, interest, fees and other sums payable in respect of the Loans may, at the option of the Administrative Agent, be paid from the proceeds of the Revolving Loans. The Borrowers hereby authorize the Swing Loan Lender to make pursuant to Section 2.02(a) and the Lenders to make pursuant to
Section 2.01(a), from time to time in such Swing Loan Lender's or Lenders' discretion, Loans which are in the amounts of any and all principal on the Swing Loans, Reimbursement Obligations, interest, fees and other sums payable in respect of the Loans. The Borrowers agree that all such Loans so made shall be deemed to have been requested by it and directs that all proceeds thereof shall be used to pay such amounts.

                  (iv) The Administrative Agent shall promptly distribute to each Lender and Issuing Bank at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender or Issuing Bank, or at such other address as a Lender, an Issuing Bank or other Holder may request in writing, such funds as such Person may be entitled to receive pursuant to the terms hereof; provided that, as between the Holders and the Administrative Agent, the Administrative Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

                  (v) If any Lender fails to fund its Pro Rata Share of any Borrowing (the funded portion of such Borrowing being hereinafter referred to as a "Non Pro Rata Loan") which such Lender is obligated to fund under the terms hereof (excluding any such Lender who has delivered to the Administrative Agent written notice that one or more of the conditions precedent contained in Section
5.02 shall not on the date of such request be satisfied and until such conditions are satisfied), then until the earlier of such Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrowers and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms hereof shall be advanced to the Borrowers by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything contained herein to the contrary:

                           (A) the foregoing provisions of this Section
                  3.02(b)(v) shall apply only with respect to the proceeds of payments of Obligations;

                           (B) a Lender shall be deemed to have cured its
                  failure to fund its Pro Rata Share of any Revolving Loan at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Revolving Loan is fully funded to the Borrowers, whether made by such Lender itself or by operation of the terms of this
                  Section 3.02(b)(v), and whether or not the Non Pro Rata Loan with respect thereto has been repaid;

                           (C) amounts advanced to the Borrowers to cure, in
                  full or in part, any such Lender's failure to fund its Pro Rata Share of any Borrowing ("Cure Loans") shall bear interest at the rate applicable to the other Revolving Loans comprising such Borrowing and shall be treated as Revolving Loans comprising such Borrowing for all purposes herein;

                           (D) regardless of whether or not an Event of Default
                  has occurred or is continuing, and notwithstanding the instructions of the Borrowers as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 3.02, would be applied to the outstanding Revolving Loans shall be applied first, ratably to all Revolving Loans constituting Non Pro Rata Loans, second, ratably to Revolving Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Revolving Loans constituting Cure Loans; and

                           (E) no Lender shall be relieved of any obligation
                  such Lender may have to the Borrowers under the terms of this Agreement as a result of the provisions of this Section 3.02(b)(v).

                  (c) Payments on Non-Business Days. Whenever any payment to be made by the Borrowers hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 4.02(b)(iii), the next preceding Business Day), and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

                  3.03. Taxes. (a) Payments Free and Clear of Taxes. Any and all payments by the Borrowers hereunder or under any Note or other document evidencing any Obligations shall be made free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Commitments and all other liabilities with respect thereto excluding, in the case of each Lender and the Administrative Agent, taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes imposed on it by (i) the United States, except withholding taxes contemplated pursuant to Section 3.03(d)(ii)(C), (ii) the Governmental Authority of the jurisdiction in which such Lender's Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as "Taxes"). Subject to the limitations in Section 3.03(e), if the Borrowers shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to any Lender or the Administrative Agent, (x) the sum payable to such Lender or the Administrative Agent shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 3.03) such Lender or the Administrative Agent, as applicable, receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the Borrowers shall make such withholding or deductions and (z) the Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law. If any Taxes shall be applicable after the date hereof, to such payments by Borrowers made to the Applicable Lending Office of any Lender, such Lender shall use its best efforts to make, fund and maintain its Loans, and to make, fund and maintain its obligations in connection with the Letters of Credit, through another Applicable Lending Office of such Lender in another jurisdiction so as to reduce the Borrowers' liability hereunder, if the making, funding or maintenance of such Loans or obligations in connection with the Letters of Credit through such other Applicable Lending Office of such Lender does not, in the reasonable judgment of such Lender, otherwise materially adversely affect such Loans, obligations under the Letters of Credit or such Lender.

                  (b) Indemnification. The Borrowers shall indemnify each Lender and the Administrative Agent against, and reimburse each on demand for, the full amount of all Taxes payable by the Borrowers pursuant to Section 3.03(a) (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 3.03 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender or the Administrative Agent or any of their respective Affiliates and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties but excluding any penalties paid to a taxing Governmental Authority for late payment of Taxes, which penalty resulted solely from the action or inaction of such Person seeking indemnification under this Section 3.03) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certificate as to any additional amount payable to any Person under this Section 3.03 submitted by it to the Borrowers shall, absent manifest error, be final, conclusive and binding upon all parties hereto. In determining such additional amount, the applicable Person shall take into account and reduce the amount otherwise payable by the Borrowers pursuant to this subsection (b), by an amount equal to the tax credits and other tax benefits actually utilized (as determined by such Person in its reasonable discretion). Each of the Lenders and the Administrative Agent agrees, within a reasonable time after receiving a written request from the Borrowers, to provide the Borrowers and each Lender, and each Lender agrees to so provide the Administrative Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender or the Administrative Agent may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 3.03 in respect of any payments hereunder or under the Notes.

                  (c) Receipts. If requested by the Administrative Agent, in its sole discretion, within thirty (30) days after such request, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 13.08, the original or a certified copy of any receipt or other documentation received by the Borrowers, evidencing payment of any Taxes by the Borrowers.

                  (d) Foreign Bank Certifications. (i) Each Lender and the Administrative Agent that is not created or organized under the laws of the United States or a political subdivision thereof or that is a foreign trust or estate within the meaning of Section 7701(a)(31) of the Internal Revenue Code, shall deliver to the Borrowers and the Administrative Agent on the Closing Date or the date on which such Lender becomes a Lender pursuant to Section 13.01 hereof (or the date on which the Administrative Agent becomes an Administrative Agent hereafter), (x) a true and accurate certificate executed in duplicate by a duly authorized officer of such Person to the effect that such Person is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (A) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)), or (B) under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)).

                  (ii) Each Lender and the Administrative Agent further agrees to deliver to the Borrowers and the Administrative Agent from time to time, a true and accurate certificate executed in duplicate by a duly authorized officer of such Person before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrowers and the Administrative Agent pursuant to this Section 3.03(d). Each certificate required to be delivered pursuant to this Section 3.03(d)(ii) shall certify as to one of the following:

                  (A) that such Person can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

                  (B) that such Person cannot continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 3.03(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrowers;

                  (C) that such Person is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein by reason of a change in law (including the Internal Revenue Code or applicable tax treaty) after the later of the Closing Date or the date on which such Person became a Lender or Administrative Agent, as the case may be, pursuant to Section 13.01 (or any other relevant provision hereof) and that it is not capable of recovering the full amount of the same from a source other than the Borrowers; or

                  (D) that such Person is no longer capable of receiving payments hereunder without deduction or withholding of United States federal income tax as specified therein other than by reason of a change in law (including the Internal Revenue Code or applicable tax treaty) after the later of the Closing Date or the date on which such Person became a Lender or the Administrative Agent, as the case may be, pursuant to Section 13.01 (or any other relevant provision hereof).

                  (e) Limitations. Notwithstanding anything to the contrary in this Section 3.03, the Borrowers may withhold or deduct (as required by law), and shall not be required to increase any amounts payable to any Lender or the Administrative Agent for, any Taxes (i) that are directly attributable to such Person's failure to comply with paragraphs (b) and (d) of this Section 3.03 with respect to the certificates such Person is required to provide or with respect to other actions such Person is required to take pursuant to such paragraphs or
(ii) that are contemplated by Section 3.03(d)(ii)(D).

                  (f) Refunds. Upon the written request of the Borrowers made to a Lender, and at the Borrowers' expense, such Lender shall apply for a refund with respect to any Tax for which such Lender has been indemnified by the Borrowers pursuant to this
Section 3.03 and for which such Lender believes it is entitled to receive. If the Lender receives such refund and determines that such refund is of Taxes for which it has been indemnified by the Borrowers pursuant to Section 3.03, such Lender shall promptly remit such refund to the Borrowers without interest (other than interest, if any, included in such refund), net of all costs and expenses of such Lender and any taxes payable with respect to the receipt of such refund and interest. In the event that such Lender is required to repay such refund to the relevant taxing authority requiring repayment of such refund, the Borrowers agree upon demand to promptly return such refund (together with any interest included in such refund).

                  (g) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Section 3.03 shall survive the payment in full of the Obligations and the termination of this Agreement.

                  3.04. Increased Capital. If after the date hereof any Lender or the Issuing Bank determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, the Issuing Bank or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or the Issuing Bank or any corporation controlling such Lender or the Issuing Bank and (ii) the amount of such capital is increased by or based upon
(A) the making or maintenance by any Lender of its Loans, any Lender's participation in or obligation to participate in the Loans, Letters of Credit or other advances made hereunder or the existence of any Lender's obligation to make Loans or (B) the issuance or maintenance by the Issuing Bank of, or the existence of the Issuing Bank's obligation to issue, Letters of Credit, then, in any such case, upon written demand by such Lender or the Issuing Bank (with a copy of such demand to the Administrative Agent), the Borrowers shall immediately pay to the Administrative Agent for the account of such Lender or the Issuing Bank, from time to time as specified by such Lender or the Issuing Bank, additional amounts sufficient to compensate such Lender or the Issuing Bank or such corporation therefor. Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand with detailed calculations. Such statement shall be conclusive and binding for all purposes, absent manifest error.

                  3.05. Cash Management. The Borrowers have established the Lock Boxes and Blocked Accounts listed on Schedule 3.05. The Borrowers have directed
(i) all account debtors of the Borrowers' private label credit cards to remit all payments in respect of those Receivables directly to the Lock Boxes and have directed the Servicer to remit all payments in respect of those Receivables to a Blocked Account and (ii) all other account debtors of the Borrowers to remit all payments in respect of those Receivables directly to the Blocked Accounts. Each Borrower acknowledges that the Administrative Agent shall have at all times dominion and control of the Blocked Account or Blocked Accounts established with each Blocked Account Bank. The Borrowers agree to cause all collections of Receivables, all proceeds of Collateral and all Net Cash Proceeds now or hereafter received directly or indirectly by any of the Borrowers or in the possession of any of the Borrowers to be held in trust for the Administrative Agent for the benefit of the Lenders and the Issuing Bank and, promptly upon receipt thereof, to be deposited into a Blocked Account, except for the balances that are permitted to be maintained pursuant to Section 9.16. The Administrative Agent alone shall have power of withdrawal from each Blocked Account and each Borrower acknowledges that such Borrower shall not have any right, title or interest in the Blocked Accounts or the amounts at any time appearing to the credit of such Blocked Accounts. All of the funds in the Blocked Accounts shall be transferred into the Concentration Account pursuant to the terms of the respective Blocked Account Agreements. The Administrative Agent alone shall have power of withdrawal from the Concentration Account and each Borrower acknowledges that the Administrative Agent shall have at all times dominion and control of the Concentration Account and the amounts appearing to the credit of the Concentration Account.

                  3.06. Replacement of Lenders. (a) Upon the occurrence of any event giving rise to the operation of Section 3.03(d)(ii)(C) or (D), Section 3.04, or Section 4.01(f) with respect to any Lender which results in such Lender charging to the Borrowers increased costs in excess of those being charged generally by the Lenders, (b) if a Lender becomes in default of its obligations under this Agreement and/or (c) if a Lender delivers a notice under Section 4.02(e), the Borrowers shall have the right, if no Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more other Lenders, Eligible Assignee or Eligible Assignees, none of whom shall be in default of its obligations under this Agreement at the time of such replacement (collectively, the "Replacement Lender"), reasonably acceptable to the Administrative Agent, provided that at the time of any replacement pursuant to this Section 3.06, the Replacement Lender shall enter into one or more Assignment and Acceptances pursuant to Section 13.01 (and with all fees payable pursuant to said Section 13.01(d) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans and participations in outstanding Letters of Credit of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender under this Agreement and (C) an amount equal to all other outstanding Obligations (including, without limitation, amounts owing under Section 3.03(d)(ii)(C) or (D), Section 3.04 or Section 4.01(f)) owing to the Replaced Lender. Upon the execution of the respective Assignment and Acceptance, the payment of amounts referred to above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate instruments otherwise required by this Agreement executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to indemnification provisions applicable to the Replaced Lender under this Agreement, which shall survive as to such Replaced Lender.

                                   ARTICLE IV
                                INTEREST AND FEES

                  4.01. Interest on the Loans and Other Obligations. (a) Rate of Interest. All Loans and the outstanding amount of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.01(d), as follows:

                  (i) If a Floating Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Floating Rate in effect from time to time, plus (B) the Applicable Floating Rate Margin in effect from time to time; and

                  (ii) If a Fixed Rate Loan, at a rate per annum equal to the sum of (A) the Fixed Rate determined for the applicable Interest Period, plus (B) the Applicable Fixed Rate Margin in effect from time to time.

The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrowers at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrowers to the Administrative Agent; provided, however, the Borrowers may not select the Fixed Rate as the applicable basis for determining the rate of interest on such a Loan if (x) such Loan is to be made on the Closing Date or (y) at the time of such selection an Event of Default has occurred and is continuing. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms hereof specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Floating Rate plus the Applicable Floating Rate Margin with respect to Floating Rate Loans.

                  (b) Interest Payments. (i) Interest accrued on each Floating Rate Loan shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the making of such Floating Rate Loan and (B) on the Commitment Termination Date.

                  (ii) Interest accrued on each Fixed Rate Loan shall be payable in arrears (A) on each Fixed Rate Interest Payment Date applicable to such Fixed Rate Loan, (B) upon the payment or prepayment thereof in full or in part, and
(C) if not theretofore paid in full, on the Commitment Termination Date.

                  (iii) Interest accrued on the principal balance of all other Obligations shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, on the Commitment Termination Date.

                  (c) Conversion or Continuation. (i) The Borrowers shall have the option (A) to convert at any time all or any part of outstanding Floating Rate Loans (other than Swing Loans) to Fixed Rate Loans; (B) to convert all or any part of outstanding Fixed Rate Loans having Interest Periods which expire on the same date to Floating Rate Loans on such expiration date; or (C) to continue all or any part of outstanding Fixed Rate Loans having Interest Periods which expire on the same date as Fixed Rate Loans, and the succeeding Interest Period of such continued Fixed Rate Loans shall commence on such expiration date; provided, however, no outstanding Loan may be continued as, or be converted into, a Fixed Rate Loan (i) if the continuation of, or the conversion into, such a Fixed Rate Loan would violate any of the provisions of Section 4.02 or (ii) if an Event of Default would occur or has occurred and is continuing. Any conversion into or continuation of Fixed Rate Loans under this Section 4.01(c) shall be in a minimum amount of $5,000,000 and in integral multiples of $250,000 in excess of that amount.

                  (ii) To convert or continue a Loan under Section 4.01(c)(i), the Borrowers shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount of the Loan to be converted/continued, (C) whether such Loan shall be converted and/or continued, and (D) in the case of a conversion to, or continuation of, a Fixed Rate Loan, the requested Interest Period. In lieu of delivering a Notice of Conversion/Continuation, the Borrowers may give the Administrative Agent telephonic notice of any proposed conversion/continuation by the time required under this Section 4.01(c)(ii), and such notice shall be confirmed in writing delivered to the Administrative Agent promptly (but in no event later than 5:00 p.m. (New York time) on the same day). Promptly after receipt of a Notice of Conversion/Continuation under this Section 4.01(c)(ii) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable, and the Borrowers shall be bound to convert or continue in accordance therewith.

                  (d) Default Interest. Notwithstanding the rates of interest specified in Section 4.01(a) or elsewhere herein, effective immediately upon the occurrence of any Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and of all other Obligations, shall bear interest at a rate which is two percent (2.0%) per annum in excess of the rate of interest otherwise applicable to such Obligations from time to time.

                  (e) Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Loan.

                  (f) Changes; Legal Restrictions. If after the date hereof any Lender or the Issuing Bank determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over any Lender, the Issuing Bank or over banks or financial institutions generally (whether or not having the force of law), compliance with which, in each case after the date hereof:

                  (i) subjects a Lender or the Issuing Bank (or its Applicable Lending Office) to charges (other than Taxes and taxes measured by or imposed upon the net income of such Lender or Issuing Bank (or its Applicable Lending Office) or franchise tax imposed in lieu of such net income tax) of any kind which are applicable to the Commitments of the Lenders and/or the Issuing Bank to make Fixed Rate Loans or to issue and/or participate in Letters of Credit or changes the basis of taxation of payments to that Lender or the Issuing Bank of principal, fees, interest or any other amount payable hereunder with respect to Fixed Rate Loans or Letters of Credit; or

                  (ii) imposes, modifies, or holds applicable, any reserve (other than reserves taken into account in calculating the Fixed Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or the Issuing Bank or any Applicable Lending Office or Fixed Rate Affiliate of that Lender or the Issuing Bank;

and the result of any of the foregoing is to increase the cost to that Lender or the Issuing Bank of making, renewing or maintaining the Loans or its Commitments or issuing or participating in the Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender or the Issuing Bank (with a copy of such demand to the Administrative Agent), the Borrowers shall immediately pay to the Administrative Agent for the account of such Lender or the Issuing Bank, from time to time as specified by such Lender or the Issuing Bank, such amount or amounts as may be necessary to compensate such Lender or the Issuing Bank or its Fixed Rate Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error.

                  4.02. Special Provisions Governing Fixed Rate Loans. With respect to Fixed Rate Loans:

                  (a) Amount of Fixed Rate Loans. Each Fixed Rate Loan shall be for a minimum amount of $5,000,000 and in integral multiples of $250,000 in excess of that amount.

                  (b) Determination of Interest Period. By giving notice as set forth in Section 2.01(b) (with respect to a Borrowing of Revolving Loans to be made as Fixed Rate Loans) or Section 4.01(c) (with respect to a conversion into or continuation of Fixed Rate Loans), the Borrowers shall have the option, subject to the other provisions of this Section 4.02, to select an interest period (each, a "Interest Period") to apply to the Loans described in such notice, subject to the following provisions:

                  (i) The Borrowers may only select, as to a particular Borrowing of Fixed Rate Loans, an Interest Period of either one, two, three or six months in duration;

                  (ii) In the case of immediately successive Interest Periods applicable to a Borrowing of Fixed Rate Loans, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                  (iii) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall be extended to expire on the next succeeding Business Day if such Business Day occurs in the same calendar month, and if there shall be no succeeding Business Day in such calendar month, the Interest Period shall expire on the immediately preceding Business Day;

                  (iv) The Borrowers may not select an Interest Period as to any Loan if such Interest Period terminates later than the Commitment Termination Date; and

                  (v) There shall be no more than five (5) Interest Periods in effect at any one time.

                  (c) Determination of Interest Rate. As soon as practicable on the Fixed Rate Determination Date, the Administrative Agent shall determine the interest rate which shall apply to the Fixed Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and to each Lender. The Administrative Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrowers.

                  (d) Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before the Fixed Rate Determination
Date:

                  (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the Eurodollar Rate;

                  (ii) the Requisite Lenders advise the Administrative Agent that Dollar deposits in the principal amounts of the Fixed Rate Loans comprising such Borrowing are not generally available in the London interbank market for a period equal to such Interest Period; or

                  (iii) the Requisite Lenders advise the Administrative Agent that the applicable Fixed Rate, as determined by the Administrative Agent, after taking into account the adjustments for reserves and increased costs provided for in Section 4.01(a)(iii) and (f), will not adequately and fairly reflect the cost to such Lenders of funding their Fixed Rate Loans;

then the Administrative Agent shall forthwith give notice thereof to the Borrowers, whereupon (until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist) the right of the Borrowers to elect to have Loans bear interest based upon the Fixed Rate shall be suspended and each outstanding Fixed Rate Loan shall be converted into a Floating Rate Loan on the last day of the then current Interest Period therefor, and any Notice of Borrowing for which Revolving Loans have not then been made shall be deemed to be a request for Floating Rate Loans, notwithstanding any prior election by the Borrowers to the contrary.

                  (e) Illegality. (i) If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Fixed Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrowers and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

                  (ii) When notice is given by a Lender under Section 4.02(e)(i), (A) the Borrowers' right to request from such Lender and such Lender's obligation, if any, to make Fixed Rate Loans shall be immediately suspended, and such Lender shall make a Floating Rate Loan as part of any requested Borrowing of Fixed Rate Loans and (B) if the affected Fixed Rate Loan or Loans are then outstanding, the Borrowers shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one
(1) Business Day's prior written notice to the Administrative Agent and the affected Lender, convert each such Loan to a Floating Rate Loan.

                  (iii) If at any time after a Lender gives notice under Section 4.02(e)(i) such Lender determines that it may lawfully make Fixed Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrowers and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrowers' right to request, and such Lender's obligation, if any, to make Fixed Rate Loans shall thereupon be restored.

                  (f) Compensation. In addition to all amounts required to be paid by the Borrowers pursuant to Section 4.01, the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Fixed Rate Loans to the Borrowers) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Fixed Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrowers or in a telephonic request by it for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 4.01(c), including, without limitation, pursuant to Section 4.02(d), (ii) if for any reason any Fixed Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 3.01) on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Fixed Rate Loan to a Floating Rate Loan as a result of any of the events indicated in Section 4.02(d) or (e) or (iv) as a consequence of any failure by the Borrowers to repay Fixed Rate Loans when required by the terms hereof (without duplication). The Lender making demand for such compensation shall deliver to the Borrowers concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

                  (g) Booking of Fixed Rate Loans. Any Lender may make, carry or transfer Fixed Rate Loans at, to, or for the account of, its Fixed Rate Lending Office or Fixed Rate Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Sections 3.03, 3.04, 4.01(f) or 4.02(f) as a result of the transfer of any such Fixed Rate Loan to any office (other than such Fixed Rate Lending Office) or any Affiliate (other than such Fixed Rate Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

                  (h) Affiliates Not Obligated. No Fixed Rate Affiliate or other Affiliate of any Lender shall be deemed a party hereto or shall have any liability or obligation hereunder.

                  4.03. Fees. (a) Letter of Credit Fee. In addition to any charges paid pursuant to Section 2.04(g), the Borrowers shall pay to the Administrative Agent the following fees:

                           (i) with respect to each Commercial Letter of Credit,
                  (A) a fee, for the account of the Issuing Bank, at a per annum rate equal to one-quarter of one percent (0.25%) on the undrawn face amount of such Letter of Credit and (B) a fee, for the account of the Lenders in accordance with their respective Pro Rata Shares, at a per annum rate equal to the Applicable Commercial Letter of Credit Percentage on the undrawn face amount of such Letter of Credit, each fee payable monthly, in arrears, on the first Business Day of each month during which such Letter of Credit is outstanding;

                           (ii) with respect to each Usance Letter of Credit,
                  (A) a fee, for the account of the Issuing Bank, at a per annum rate equal to one-quarter of one percent (0.25%) on the sum of the undrawn face amount of such Letter of Credit plus the amount of the time drafts issued under such Letter of Credit and (B) a fee, for the account of the Lenders in accordance with their respective Pro Rata Shares, at a per annum rate equal to the Applicable Usance Letter of Credit Percentage on the sum of the undrawn face amount of such Letter of Credit plus the amount of the time drafts issued under such Letter of Credit, each fee payable monthly, in arrears, on the first Business Day of each month during which such Letter of Credit is outstanding;

                           (iii) with respect to each Standby Letter of Credit,
                  (A) a fee, for the account of the Issuing Bank, at a per annum rate equal to one-quarter of one percent (0.25%) on the undrawn face amount of such Letter of Credit and (B) a fee, for the account of the Lenders in accordance with their respective Pro Rata Shares, at a per annum rate equal to the Applicable Standby Letter of Credit Percentage on the undrawn face amount of such Letter of Credit, each fee payable monthly, in arrears, on the first Business Day of each month during which such Letter of Credit is outstanding; and

                           (iv) with respect to each Letter of Credit, after the
                  occurrence and during the continuation of an Event of Default, an additional fee in an amount equal to two percent (2.00%) per annum on the undrawn face amount of such Letter of Credit, payable monthly, in arrears, on the first Business Day of each calendar month.

                  (b) Unused Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares, a fee (the "Unused Commitment Fee"), accruing at the rate of three-eighths of one percent (0.375%) on the average amount by which the Commitments exceed the Revolving Credit Obligations at such time for the period commencing on the Closing Date and ending on the Commitment Termination Date, such fee being payable monthly, in arrears, on the first Business Day of each month and on the Commitment Termination Date.

                  (c) Other Fees. The Borrowers shall pay to the Administrative Agent such other fees as are set forth in the Letter Agreement.

                  (d) Calculation and Payment of Fees. All of the above fees shall be calculated on the basis of the actual number of days elapsed in a 360-day year. All such fees shall be payable in addition to, and not in lieu of, interest, expense reimbursements, indemnification and other Obligations. Fees shall be payable to the Administrative Agent's Account in accordance with
Section 3.02. All fees shall be fully earned and nonrefundable when paid.

                                    ARTICLE V
                    CONDITIONS TO LOANS AND LETTERS OF CREDIT

                  5.01. Conditions Precedent to the Initial Loans and Letters of Credit. The obligation of each Lender on the Closing Date to make its Revolving Loan requested by the Borrowers and the agreement of the Issuing Bank on the Closing Date to Issue Letters of Credit, shall be subject to the satisfaction of all of the following conditions precedent:

                  (a) Documents. The Administrative Agent shall have received on or before the Closing Date all of the following:

                  (i) this Agreement, the Notes and all other agreements, documents and instruments described in the List of Closing Documents attached hereto and made a part hereof as Exhibit F, each duly executed where appropriate and in form and substance satisfactory to the Lenders;

                  (ii) (A) a five-year business plan of the Barneys Group, (B) projections of the financial statements (including balance sheets, income statements and cash flow statements) of the Barneys Group, giving effect to the transactions contemplated by the Plan of Reorganization and financing contemplated hereunder, on a monthly basis for the twelve months following the Closing Date, and (C) such other financial information as the Administrative Agent or the Lenders may reasonably request; and

                  (iii) such additional documentation as the Administrative Agent may reasonably request.

                  (b) Collateral Information; Perfection of Liens. The Administrative Agent shall have received complete and accurate information from the Borrowers with respect to the name and the location of the principal place of business and chief executive office for each Borrower; all Uniform Commercial Code and other filing and recording fees and taxes shall have been paid or duly provided for; and the Administrative Agent shall have received evidence to the satisfaction of the Lenders that all Liens granted to the Administrative Agent with respect to all Collateral are perfected and of first priority, except as otherwise permitted under this Agreement, and except for the filing of UCC-1 financing statements and filings with the United States Patent and Trademark Office. All certificates representing Capital Stock included in the Collateral shall have been delivered to the Administrative Agent (with duly executed stock powers, as appropriate) and all instruments included in the Collateral shall have been delivered to the Administrative Agent (duly endorsed to the Administrative Agent, as appropriate).

                  (c) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans on the Closing Date or
(B) the consummation of the transactions contemplated pursuant to the Loan Documents or the Plan of Reorganization, (ii) would likely impose or result in the imposition of a Material Adverse Effect or (iii) would likely have a material adverse effect on the ability of Holdings or any Borrower to consummate the transactions contemplated by the Plan of Reorganization or the Loan Documents or the ability of Holdings or any Borrower to perform its obligations under the Plan of Reorganization or the Loan Documents.

                  (d) No Change in Condition. No change in the condition (financial or otherwise), business, performance, assets, operations or prospects of the Barneys Group, taken as a whole, shall have occurred since August 1, 1998 (other than as disclosed in the Disclosure Statement with respect to the Fall 1998 Stub Period), which change has had or is reasonably likely to have a Material Adverse Effect.

                  (e) No Default. No Event of Default or Default shall have occurred and be continuing or would result from the making of the Loans or the Issuance of Letters of Credit.

                  (f) Representations and Warranties. All of the representations and warranties contained in Section 6.01 and in the other Loan Documents shall be true and complete in all material respects on and as of the Closing Date, both before and after giving effect to the making of the Loans on the Closing Date.

                  (g) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Lenders and the Administrative Agent, all fees due and payable on or before the Closing Date (including, without limitation, commitment fees that have accrued to the Closing Date and all fees described in the Letter Agreement), and all expenses (including, without limitation, legal expenses) due and payable on or before the Closing Date.

                  (h) Closing Date. The Closing Date shall have occurred on or before February 26, 1999.

                  (i) Consents, Etc. The Borrowers shall have obtained all consents, approvals and authorizations required pursuant to any material Contractual Obligation with any other Person required to be obtained and all consents, approvals and authorizations of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow each of the Borrowers and Holdings lawfully (A) to execute, deliver and perform, in all material respects, their respective obligations hereunder, under the other Loan Documents to which each of them is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them pursuant thereto or in connection therewith, (B) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents and (C) to consummate the transactions contemplated pursuant to the Plan of Reorganization. No such consent, approval or authorization shall impose any conditions that are not acceptable to the Administrative Agent and the Lenders.

                  (j) Plan of Reorganization. The Administrative Agent and the Lenders shall have approved in writing any material modification, amendment, termination, cancellation or waiver of any term of the Plan of Reorganization. The Administrative Agent and the Lenders shall have received and approved all documentation implementing the Plan of Reorganization. All conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or with the prior written consent of the Administrative Agent and the Lenders waived), the Plan of Reorganization shall have been confirmed in accordance with the Bankruptcy Code and the order confirming the Plan of Reorganization shall have become a Final Order (as defined in the Plan of Reorganization).

                  (k) Certificate of Chief Financial Officer. The Administrative Agent shall have received a certificate of the chief financial officer of Barneys certifying that as of the Closing Date (i) the Consolidated EBITDA (without giving effect to the Pension Liability Payment) of Barneys Group for the twelve month period ending December 31, 1998 is at least $15,882,000, (ii) after giving effect to the proposed Revolving Loans to be made, and Letters of Credit to be issued, on the Closing Date, there is at least $10,000,000 of Availability, and (iii) the amount of the proposed Revolving Loans to be made on the Closing Date does not exceed $85,000,000 in the aggregate.

                  5.02. Conditions Precedent to All Revolving Loans and Letters of Credit. The obligation of each Lender to make any Revolving Loan requested by the Borrowers on any date, and the agreement of the Issuing Bank to Issue any Letter of Credit on any date is subject to the following conditions precedent as of each such date:

                  (a) Representations and Warranties. As of such date, both before and after giving effect to the Loans to be made or the Letter of Credit to be Issued on such date, all of the representations and warranties contained in Section 6.01 and in any other Loan Document (as such may be amended or updated in accordance with Section 6.02, and other than representations and warranties which expressly speak as of a different date) shall be true, correct and complete in all material respects.

                  (b) No Default. No Event of Default or Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit.

Each submission by the Borrowers to the Administrative Agent of a Notice of Borrowing with respect to a Revolving Loan or a Swing Loan, each acceptance by the Borrowers of the proceeds of each such Loan so made, each submission by the Borrowers to the Issuing Bank of a request for issuance of a Letter of Credit and the issuance of such Letter of Credit, shall constitute a representation and warranty by each of the Borrowers as of such Funding Date and as of the date of Issuance of such Letter of Credit, that all the conditions contained in this
Section 5.02 have been satisfied.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

                  6.01. Representations and Warranties of the Borrowers. In order to induce the Lenders and the Issuing Bank to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to Issue the Letters of Credit described herein, each Borrower represents and warrants to each Lender, the Issuing Bank and the Administrative Agent as of the Closing Date and thereafter on each date as required by Section 5.02 that the following statements are true, correct and complete:

                  (a) Organization; Corporate Powers. Each member of the Barneys Group (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) except as set forth on Schedule 6.01-A, is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing shall have or is reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted.

                  (b) Authority. (i) Each member of the Barneys Group has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents to which it is a party.

                  (ii) The execution, delivery and performance, as the case may be, of each of the Loan Documents which have been executed and to which any member of the Barneys Group is a party and the consummation of the transactions contemplated thereby, have been duly approved pursuant to the Final Order (as defined in the Plan of Reorganization) and, to the extent required by law, by such member's board of directors and shareholders and such approvals have not been rescinded, revoked or modified in any manner. No other corporate action or proceedings on the part of any member of the Barneys Group is necessary to consummate such transactions.

                  (iii) Each of the Loan Documents to which any member of the Barneys Group is a party has been duly executed, or delivered on behalf of such member and constitutes such member's legal, valid and binding obligation, enforceable against such member in accordance with its terms, and is in full force and effect.

                  (c) Subsidiaries; Ownership of Capital Stock. Schedule 6.01-C
(i) contains a diagram indicating the corporate structure of Holdings and each member of the Barneys Group and any other Person in which any member of the Barneys Group holds a majority equity interest as of the Closing Date; and (ii) accurately sets forth as of the Closing Date, (A) the correct legal name, the jurisdiction of incorporation, and Employer Identification Number of each member of the Barneys Group, and the jurisdictions in which such member is qualified to transact business as a foreign corporation and intends to remain qualified after the Closing Date, (B) the authorized, issued and outstanding shares of each class of Capital Stock of the each member of the Barneys Group and the owners of such shares and (C) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of the each member of the Barneys Group in any Person that is not a corporation. None of the issued and outstanding Capital Stock of the Barneys Group is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of each member of the Barneys Group is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

                  (d) No Conflict. The execution, delivery and performance of each of the Loan Documents to which any member of the Barneys Group is a party do not and will not (i) conflict with the Constituent Documents of such member,
(ii) constitute a tortious interference with any Contractual Obligation of any Person, (iii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or under any material Contractual Obligation of such member, or require the termination of any material Contractual Obligation, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of such member, other than Liens contemplated by the Loan Documents, or
(v) require any approval of such member's shareholders that has not been obtained.

                  (e) Governmental Consents, etc. Except as set forth on
Schedule 6.01-E, the execution, delivery and performance of each of the Loan Documents to which any member of the Barneys Group is a party do not and will not require any registration with, consent or approval of, or notice to, or other action of, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given, or, in a timely manner, shall be made, obtained, or given and (ii) filings necessary to perfect security interests in the Collateral. No member of the Barneys Group is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated in the Loan Documents.

                  (f) Accommodation Obligations; Contingencies. Except as set forth on Schedule 1.01.3, no member of the Barneys Group has any Accommodation Obligation, contingent liability or liability for any Taxes, long-term lease or commitment, not reflected in its financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in the other Schedules hereto, which shall have or is reasonably likely to have a Material Adverse Effect.

                  (g) Restricted Junior Payments. Since October 3, 1998, no member of the Barneys Group has directly or indirectly declared, ordered, paid or made or set apart any sum or

Property for any Restricted Junior Payment or agreed to do so, except as permitted pursuant to Section 9.06 hereof or pursuant to the Plan of Reorganization.

                  (h) Financial Position. The projections of the Barneys Group, the financial statements referred to in Section 5.01(a)(ii) and each business plan and all other financial projections and related materials and documents delivered to the Lenders pursuant hereto were prepared in good faith and are based upon facts and assumptions believed by the Borrowers to be reasonable when made in light of the then current and foreseeable business conditions and prospects of the Borrowers and represent management's opinion of the projected financial performance of the Barneys Group based on the information available to the Borrowers at the time so furnished.

                  (i) Litigation; Adverse Effects. Except as set forth in
Schedule 6.01-I, there is no action, suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrowers, threatened in writing against any member of the Barneys Group or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents or (ii) which has had, shall have or is reasonably likely to have a Material Adverse Effect. No member of the Barneys Group is (A) in violation of any applicable Requirements of Law which violation shall have or is reasonably likely to result in a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority, in each case which shall have or is reasonably likely to have a Material Adverse Effect.

                  (j) No Material Adverse Change. Since August 1, 1998 (other than as disclosed in the Disclosure Statement with respect to the Fall 1998 Stub Period), there has occurred no event which has had, shall have or is reasonably likely to have a Material Adverse Effect.

                  (k) Payment of Taxes. All tax returns and reports of each member of the Barneys Group required to be filed have been timely filed or are subject to extensions duly obtained, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective Property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid other than such taxes, assessments, fees and other governmental charges (A) which (i) were discharged in any bankruptcy proceedings of the member or (ii) are provided for in the Plan of Reorganization and listed on Schedule 6.01-K or (B) (i) which are being contested in good faith by such member by appropriate proceedings diligently instituted and conducted and without danger of any material risk to the Collateral and (ii) with respect to which a reserve or other appropriate provision, if any, as is required in conformity with GAAP shall have been made. The Borrowers have no knowledge of any proposed tax assessment against any member of the Barneys Group that shall have or is reasonably likely to have a Material Adverse Effect.

                  (l) Performance. Other than as permitted pursuant to the Debtors' bankruptcy proceedings, no member of the Barneys Group has received notice or has actual knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, shall not have or are not reasonably likely to have a Material Adverse Effect.

                  (m) Disclosure. The representations and warranties of each member of the Barneys Group contained in the Loan Documents, and all certificates and documents delivered to the Administrative Agent and the Lenders pursuant to the terms hereof and the other Loan Documents, and all statements made in the Plan of Reorganization and Disclosure Statement, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Borrowers have not intentionally withheld any fact from the Administrative Agent, the Issuing Bank or any Lender in regard to any matter which shall have or is reasonably likely to have a Material Adverse Effect.

                  (n) Requirements of Law. Each member of the Barneys Group is in compliance with all Requirements of Law applicable to it and its business, in each case where the failure to so comply individually or in the aggregate shall have or is reasonably likely to have a Material Adverse Effect.

                  (o) Environmental Matters. Except as disclosed on Schedule 6.01-O and except for matters, conditions, operations and noncompliance which would not reasonably be expected to result in a liability to any member of the Barneys Group in excess of $1,000,000 in any Fiscal Year or $4,000,000 in the aggregate:

                  (A) the operations of the Barneys Group comply in all material respects with all applicable Environmental Requirements of Law;

                  (B) each member of the Barneys Group has obtained or has taken appropriate steps, as required by Environmental Requirements of Law, to obtain all material environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and such member is currently in compliance in all material respects with all terms and conditions of such Permits;

                  (C) no member of the Barneys Group or any of its operations or present or to the actual knowledge of any Borrower, past Property are currently subject to any pending or, to the actual knowledge of any Borrower, actually threatened investigation by, or any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing (i) a material violation of any Environmental Requirement of Law; (ii) any

         Remedial Action; or (iii) any material Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment;

                  (D) to the actual knowledge of any Borrower, no member of the Barneys Group is the owner or operator of any Property which has any of the following:

                           (i) any past or present on-site generation,
                  treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent;

                           (ii) any past or present landfill, underground
                  storage tank or surface impoundment;

                           (iii) any asbestos-containing material; or

                           (iv) any polychlorinated biphenyls (PCB) used in
                  hydraulic oils, electrical transformers or other Equipment;

                  (E) no Environmental Lien has attached to any Property of any member of the Barneys Group;

                  (F) to the actual knowledge of any Borrower, there have been no Releases of any Contaminants into the environment in reportable quantities by any member of the Barneys Group except for any such Releases which occurred in compliance with an environmental, health or safety Permit;

                  (G) to the actual knowledge of any Borrower, the Barneys Group has no material contingent liability in connection with any Release or threatened Release of any Contaminants into the environment;

                  (H) no member of the Barneys Group has received any notice alleging that any member of the Barneys Group sent or directly arranged for the transport of any waste to any site listed or proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS"), or any similar state list of sites;

                  (I) to the actual knowledge of any Borrower, no present or past Property of any member of the Barneys Group is listed or proposed for listing on the NPL pursuant to CERCLA or on the CERCLIS or any similar state list of sites requiring Remedial Action, and no Borrower is aware of any conditions on such Property which would qualify such Property for inclusion on any such list;

                  (J) This Section 6.01(o) constitutes the sole and exclusive representations and warranties regarding environmental matters, except that such matters are also subject to Sections 6.01(e), 6.01(h), 6.01(j) and 6.01(m).

                  (p) ERISA Matters. Neither any Borrower nor any ERISA Affiliate maintains or contributes to any Plan other than those listed on
Schedule 6.01-P hereto. Each Plan, other than a Multiemployer Plan, which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code as currently in effect. Except as disclosed in Schedule 6.01-P, neither any Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(l) of ERISA which provides health or life insurance benefits coverage to employees after termination of employment other than as required by Section 601 of ERISA, except as provided under any Multiemployer Plan. The Borrowers and all of their respective ERISA Affiliates are in compliance with the responsibilities, obligations or duties imposed on them by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans except for such non-compliance which individually or in the aggregate could reasonably result in a liability less than $1,000,000. No Benefit Plan has any outstanding accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Neither any Borrower nor any ERISA Affiliate (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken any action which would constitute or result in a Termination Event. Neither any Borrower nor any ERISA Affiliate has incurred, or can reasonably expect to incur, any material liability to or on account of a Benefit Plan pursuant to Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC with respect to a Benefit Plan which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Neither any Borrower nor any ERISA Affiliate has
(i) failed to make a required contribution or payment to a Multiemployer Plan or
(ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan which individually or in the aggregate could reasonably result in a liability in excess of $1,000,000. Neither any Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment with respect to a Benefit Plan which could result in a Lien under Section 412(n) of the Internal Revenue Code. Neither any Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. Except as disclosed on Schedule 6.01-P the Borrowers do not have, by reason of the transactions contemplated hereby any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. Except as disclosed on Schedule 6.01-P, the Borrowers have given to the Administrative Agent copies of all of the following documents: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the Closing Date and in respect of which any Borrower or any ERISA Affiliate is currently an " employer" as defined in section 3(5) of ERISA, and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans currently contributed to by any Borrower or any ERISA Affiliate with the aggregate amount of the most recent annual contributions required to be made by any Borrower and all ERISA Affiliates to each such Multiemployer Plan, any information which has been provided to any Borrower or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; each employee welfare benefit plan within the meaning of
Section 3(l) of ERISA which provides health or life insurance benefits coverage to employees of any Borrower after termination of employment other than as required by Section 601 of ERISA, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan.

                  (q) Foreign Employee Benefit Matters. Except as disclosed on
Schedule 6.01-P, neither any Borrower nor any ERISA Affiliate maintains any Foreign Employee Benefit Plan. Each Foreign Employee Benefit Plan is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan, except for such non-compliance which individually or in the aggregate could reasonably result in a liability less than $1,000,000. With respect to any Foreign Employee Benefit Plan maintained by any Borrower, any of their Subsidiaries or any ERISA Affiliate, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened in writing against any Borrower, any of their Subsidiaries or any ERISA Affiliates with respect to any Foreign Employee Benefit Plan which could reasonably result in a material liability.

                  (r) Labor Matters. Except as set forth in Schedule 6.01-R, as of the Closing Date there is no collective bargaining agreement covering any of the employees of any member of the Barneys Group.

                  (s) Securities Activities. No member of the Barneys Group is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

                  (t) Solvency. After giving effect to the transactions contemplated in the Loan Documents and the Plan of Reorganization and the Loans to be made on the Closing Date and each such other date as Loans requested hereunder are made and the disbursement of the proceeds of such Loans, each member of the Barneys Group is Solvent.

                  (u) Intellectual Property; Government Approvals. (i) Each member of the Barneys Group owns or otherwise has the lawful right to use, pursuant to license, sublicense, agreement or permission all trademarks, service marks, designs, logos, trade dress, trade names, corporate names, together with all translations, derivations and combinations thereof and including all goodwill associated thereunder and all applications, registrations and renewals in connection therewith, copyrights (whether registered or not), technology, know-how and processes, computer software and all other proprietary rights existing anywhere throughout the world necessary for the conduct of their businesses as currently conducted ("Intellectual Property") except where the failure to do so would not have a Material Adverse Effect. Each item of Intellectual Property owned or used by the Barneys Group will be owned or available for use by the Barneys Group on terms and conditions substantially identical as those that presently exist immediately subsequent to the Closing hereunder. The Barneys Group has taken all necessary action to maintain and protect each material item of Intellectual Property that it owns or uses.

                  (ii) Schedule 6.01-U identifies each registration which has been issued to, and each application which has been filed in the name of, each member of the Barneys Group with respect to any of the Intellectual Property and identifies each license, sublicense, agreement or other permission which any member of the Barneys Group has granted to any third party with respect to any of the Intellectual Property. The Barneys Group has delivered to the Administrative Agent a correct and complete summary of all registrations and applications evidencing ownership of each such item of Intellectual Property, and correct and complete copies of all such licenses, agreements and permissions. Schedule 6.01-U identifies each material trade name or corporate name used by any member of the Barneys Group in connection with any of its businesses, and identifies each license, sublicense, agreement and permission that any member of the Barneys Group is a party to with respect to any intellectual property rights of any third party. Except as set forth on Schedule 6.01-U:

                  (1) The Borrowers possess all right, title and interest in and to each item of Intellectual Property, free and clear of any Lien, license or other restriction;

                  (2) no action, claim or proceeding is pending or, to the knowledge of the Borrowers, is threatened in writing which alleges that a member of the Barneys Group has interfered with, infringed upon or come into conflict with any intellectual property rights of any Person which could result in a liability to any member of the Barneys Group in excess of $1,000,000;

                  (3) to the knowledge of the Borrowers, no Person has interfered with, infringed upon or misappropriated any Intellectual Property rights of any member of the Barneys Group; and

                  (4) no action, suit, proceeding or claim is pending or, to the knowledge of the Borrowers, is threatened in writing which challenges the legality, validity, enforceability, use or ownership of each item of Intellectual Property which could result in a liability to any member of the Barneys Group in excess of $1,000,000.

                  (iii) Except for Liens granted to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank, the Lenders and the other Holders, the transactions contemplated by the Loan Documents shall not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, or Intellectual Property rights of any member of the Barneys Group in any manner.

                  (v) Assets and Properties. Each member of the Barneys Group has good and marketable title to all of its assets and Property (tangible and intangible) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and Property are free and clear of all Liens, except Liens securing the Obligations and Liens permitted under Section 9.03. Schedule 6.01-V contains a true and complete list of all of the Real Property owned in fee simple by each member of the Barneys Group as of the Closing Date, and a true and complete list of all real estate leases in effect on the Closing Date. Substantially all of the assets and Property owned by or leased to each such member are in adequate operating condition and repair, ordinary wear and tear excepted, and are free and clear of any known defects except such defects that do not substantially interfere with the continued use thereof in the conduct of normal operations. Except for Liens granted to the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank, the Lenders and the other Holders, neither this Agreement nor any other Loan Document, nor any transaction contemplated herein or therein, shall affect any right, title or interest of any Borrower in and to any of such assets in a manner that shall have or is reasonably likely to have a Material Adverse Effect.

                  (w) Insurance. Schedule 6.01-W accurately sets forth as of the Closing Date all insurance policies and programs (including self-insurance programs) currently in effect with respect to the respective assets and business of the members of the Barneys Group, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer, if any, and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof and (vi) the annual premium, if any, with respect thereto.

                  (x) Bank Accounts. Schedule 6.01-X sets forth each account (indicating the type of account) where funds are from time to time deposited, the financial institutions where such account is located, the address of such financial institution and the account name and number.

                  (y) Senior Debt. All Obligations constitute "Senior Debt" under each of the Subordinated Notes.

                  6.02. Amendment to Schedules. Any Schedule referred to in
Section 6.01 or Section 9.16 shall be automatically amended upon written notice delivered by the Borrowers to the Administrative Agent and the Lenders. Such notice shall specify (i) the Schedule to be amended, (ii) the information to be added to or deleted from such Schedule and (iii) to the extent relevant, the Section of this Agreement pursuant to which the action giving rise to such information is permitted and shall contain a representation and warranty by each Borrower that such action is permitted under such Section.

                                   ARTICLE VII
                               REPORTING COVENANTS

                  Each Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:

                  7.01. Financial Statements. The Borrowers shall maintain, and shall cause each member of the Barneys Group to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrowers shall deliver or cause to be delivered to the Administrative Agent and the Lenders:

                  (a) Monthly Reports. Within thirty (30) days after the end of each fiscal month in each Fiscal Year, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flow of Holdings and its Subsidiaries for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month (the "Year To Date Monthly Reports"), and a comparison of the Year To Date Monthly Reports to the business plan most recently delivered in accordance with subsection (d) below, all certified by the chief financial officer of Barneys as fairly presenting in all material respects the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of its operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments and, with respect to the first two Year To Date Monthly Reports delivered in each Fiscal Year, normal adjustments resulting from the prior Fiscal Year end audits.

                  (b) Quarterly Reports. Within forty-five (45) days after the end of each fiscal quarter in each Fiscal Year, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such period and the related consolidated statements of income and cash flow of Holdings and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter (the "Year To Date Quarterly Reports"), and (i) with respect to the Year To Date Quarterly Reports for Fiscal Year 1999, a comparison of certain financial information to be mutually agreed upon by the Borrowers and the Administrative Agent, (ii) with respect to the Year To Date Quarterly Reports for each Fiscal Year thereafter, a comparison of the Year To Date Quarterly Reports for such Fiscal Year to the corresponding statements for the corresponding period from the previous Fiscal Year and (iii) a comparison of the Year To Date Quarterly Reports to the business plan most recently delivered in accordance with subsection (d) below, all certified by the chief financial officer of Barneys as fairly presenting in all material respects the consolidated and consolidating financial position of

Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP, subject to normal year end adjustments.

                  (c) Annual Reports. Within one-hundred and twenty (120) days after the end of the Fall 1998 Stub Period and within ninety (90) days after the end of each Fiscal Year thereafter, the annual audited consolidated financial statements of Holdings and its Subsidiaries reported on by independent certified public accountants of recognized national standing reasonably acceptable to the Requisite Lenders, which report shall be unqualified and shall state that such financial statements fairly present in all material respects the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which such independent certified public accountants shall concur and which shall have been disclosed in the notes to the financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

                  (d) Business Plans; Financial Projections. Not later than fifteen (15) days before the beginning of each Fiscal Year commencing with Fiscal Year 2000, and containing substantially the same types of financial information contained in the projections delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a)(ii) and otherwise in form and detail satisfactory to the Lenders, (i) the annual business plan of Holdings and its Subsidiaries for the next succeeding Fiscal Years up to and including the Fiscal Year 2003 and (ii) forecasts prepared by management of Barneys for each fiscal month in each such Fiscal Year, and on an annual basis for each succeeding Fiscal Year, containing a consolidated balance sheet, an income statement and a consolidated statement of cash flow.

                  (e) Officer's Certificate and Compliance Certificate. Together with each delivery of any financial statement pursuant to paragraphs (a), (b) and (c) of this Section 7.01, an Officer's Certificate of the Borrowers substantially in the form of Exhibit G attached hereto and made a part hereof (the "Officer's Certificate"), signed by the chief financial officer of Barneys. Together with each delivery of any financial statement pursuant to paragraphs
(b) and (c) of this Section 7.01, a Compliance Certificate substantially in the form of Exhibit H attached hereto and made a part hereof (the "Compliance Certificate"), signed by the chief financial officer of Barneys and setting forth calculations for the period then ended and which demonstrate compliance, when applicable, with the provisions of Article X.

                  (f) Accountants. Together with each delivery of the financial statements referred to in Section 7.01(c), a copy of the management letter or any similar report delivered to any Borrower or to any officer or employee thereof by such accountants in connection with such financial statements. The Administrative Agent and each Lender may communicate directly with such accountants. Any Lender or the Administrative Agent that communicates with such accountants agrees to notify the Borrowers prior to any such communication; provided, however, that the failure to give any such notice shall not affect the Administrative Agent's or such

Lender's rights hereunder.

                  7.02. Borrowing Base Certificate. Promptly and in any event on the first and third Friday of each fiscal month, or more frequently if the Administrative Agent shall request, the Borrowers shall provide the Administrative Agent and the Lenders with a Borrowing Base Certificate for the two week period ending as of the immediately preceding Saturday, together with such supporting documents as the Administrative Agent deems desirable, all certified as being true, accurate and complete in all material respects by the chief financial officer, treasurer or controller of Barneys.

                  7.03. Events of Default. Promptly upon any Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Default, or becoming aware that any Lender, the Issuing Bank or the Administrative Agent has given any written notice with respect to a claimed Event of Default or Default, (ii) that any Person has given any written notice to any Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.01(e) or (iii) of any condition or event which has or is reasonably likely to have a Material Adverse Effect or materially and adversely affect the value of, or the Administrative Agent's interest in, the Collateral, such Borrower shall deliver to the Administrative Agent and the Lenders an Officer's Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) the remedial action such Borrower has taken, is taking and proposes to take with respect thereto.

                  7.04. Lawsuits. (i) Promptly upon any Borrower obtaining knowledge of the institution of, any action, suit, proceeding, governmental investigation or arbitration against or affecting any member of the Barneys Group or any Property of such member not previously disclosed pursuant to
Section 6.01(j), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in such Borrower's reasonable judgment, such member or other members of the Barneys Group to liability in an amount in excess, individually or in the aggregate, of $1,000,000 (excluding liability covered by insurance), the Borrowers shall give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.04, the Borrowers shall give the Administrative Agent and the Lenders a written status report with respect to any action, suit, proceeding, governmental investigation or arbitration covered by a written notice delivered pursuant to clause (i) above annually within 30 days following the end of each Fiscal Year and provide such other information as may be reasonably available to it to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

                  7.05. Insurance. As soon as practicable and in any event within thirty (30) days of the end of each Fiscal Year ending after the Closing Date, the Borrowers shall deliver to the

Administrative Agent and the Lenders (i) a report in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders outlining all material insurance coverage (including any self-insurance provided by the Borrowers) maintained as of the date of such report by the Barneys Group and the duration of such coverage and (ii) an insurance broker's statement that all premiums then due and payable with respect to such coverage have been paid.

                  7.06. ERISA Notices. The Borrowers shall deliver or cause to be delivered to the Administrative Agent, at the Borrowers' expense, the following information and notices as soon as reasonably possible, and in any event:

                  (i) within ten (10) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the appropriate officer of any Borrower describing such Termination Event and the action, if any, which any Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

                  (ii) within ten (10) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (defined in Sections 406 of ERISA and 4975 of the Internal Revenue Code) involving any Borrower or any ERISA Affiliate has occurred, other than with respect to a Multiemployer Plan, a statement of the appropriate officer of any Borrower describing such transaction and the action which any Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

                  (iii) within thirty (30) Business Days after the filing thereof with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

                  (iv) within thirty (30) Business Days after receipt by any Borrower or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

                  (v) within five (5) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Borrower or any ERISA Affiliate with respect to such request;

                  (vi) within five (5) Business Days after the occurrence thereof, notification of any material increase in the benefits of any existing Benefit Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan to which any Borrower or any ERISA Affiliate was not previously contributing;

                  (vii) within five (5) Business Days after receipt by any Borrower or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

                  (viii) within five (5) Business Days after receipt by any Borrower or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan other than a Multiemployer Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

                  (ix) within five (5) Business Days after receipt by any Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice other than with respect to the Pension Liability Payment;

                  (x) within five (5) Business Days after any Borrower or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure;

                  (xi) within five (5) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan; and

                  (xii) within five (5) Business Days after receipt by any Borrower of a written notice from the Administrative Agent, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence as requested by the Lenders in such notice.

For purposes of this Section 7.06, any Borrower and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which any Borrower or any ERISA Affiliate is the plan sponsor.

                  7.07. Environmental Notices. (a) The Borrowers shall notify the Administrative Agent and the Lenders in writing, promptly and in any event within 10 Business Days upon any Borrower's learning thereof, of any:

                  (i) notice or claim by a Governmental Authority or any third party to the effect that any member of the Barneys Group is or may be liable to any Person, or is subject to an investigation by a Governmental Authority, relating to a material Release or threatened Release of any Contaminant into the environment, which such notice or claim exposes, or in the case of multiple notices or claims arising out of the same general


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

         allegations or circumstances which expose, in such Borrower's reasonable judgment, such member to liability in an amount aggregating $1,000,000 or more;

                  (ii) notice that any Property owned by any member of the Barneys Group is subject to an Environmental Lien;

                  (iii) commencement or threat of any judicial or administrative proceeding alleging a material violation by any member of the Barneys Group of any Environmental, Health or Safety Requirement of Law which such proceeding exposes, or in the case of multiple proceedings arising out of the same general allegations or circumstances which expose, in such Borrower's reasonable judgment, such member to liability in an amount aggregating $1,000,000 or more;

                  (iv) new and material changes to any existing Environmental, Health or Safety Requirement of Law that would or could reasonably be expected to have a Material Adverse Effect; or

                  (v) any intent to execute an agreement, letter of intent or commitment to acquire stock, assets or real estate, or to lease property, or to take any other action by any member of the Barneys Group that would subject such member to environmental, health or safety Liabilities and Costs that would or could reasonably be expected to have a Material Adverse Effect.

                  (b) In addition to the requirements set forth in clause (a) of this Section 7.07, the Borrowers shall give the Administrative Agent and the Lenders a written status report with respect to any matter covered by a written notice delivered pursuant to clause (i) above annually within 30 days following the end of each Fiscal Year.

                  7.08 Isetan Leases.

                  (a) Promptly upon receipt thereof, the
Borrowers shall deliver to the Administrative Agent a copy of all notices of default or breach of covenant delivered by any Person to any member of the Barneys Group pursuant to any Isetan Lease.

                  (b) Promptly upon receipt thereof, the Borrowers shall deliver to the Administrative Agent a copy of all notices or requests (other than those notices referred to in clause (a) of Section 7.08) delivered by any Person to any member of the Barneys Group pursuant to any Isetan Lease.

                  7.09. Public Filings and Reports. Promptly upon the filing thereof with any Governmental Authority (including, without limitation, the Securities and Exchange Commission) or the mailing thereof to the public shareholders or debtholders of the Company generally, copies of all filings or reports made in connection with outstanding Indebtedness and Capital Stock of Holdings.

                  7.10. Other Information. Promptly upon receipt of a request therefor from the Administrative Agent, the Borrowers shall prepare and deliver to the Administrative Agent and the Lenders such other information with respect to Holdings, any member of the Barneys Group or the Collateral including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof, as from time to time may be reasonably requested by the Administrative Agent.

                                  ARTICLE VIII
                              AFFIRMATIVE COVENANTS

                  Each Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent:

                  8.01. Corporate Existence, Etc. Barneys shall, and shall cause each other member of the Barneys Group to, at all times maintain their respective corporate or limited liability company existence, as applicable (except to the extent permitted by Section 9.09), and preserve and keep, or cause to be preserved and kept, in full force and effect their respective rights and franchises material to their respective businesses except where the board of directors of such Person or such member (as applicable) determines that the maintenance or preservation of such rights and franchises is not in the best interest of such Person or such member (as applicable) and the failure to so maintain or preserve would not have or be reasonably likely to have a Material Adverse Effect.

                  8.02. Corporate Powers; Conduct of Business, Etc. Barneys shall, and shall cause each other member of the Barneys Group to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified would have or would be likely to have a Material Adverse Effect.

                  8.03. Compliance with Laws, Etc. Barneys shall, and shall cause each other member of the Barneys Group to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain as needed all Permits necessary for such Person's operations and maintain such Permits in good standing, except, in each case, where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

                  8.04. Payment of Taxes and Claims; Tax Consolidation. Barneys shall, and shall cause each other member of the Barneys Group to, pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, business, income or Property before any penalty or interest for late payment (except as such penalty or interest relates to underpayment of estimated tax payments) accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.03) upon any of Barneys' or such member's Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above are required to be paid if being contested in good faith by Holdings, Barneys or such member, as applicable, by appropriate proceedings diligently instituted and conducted and without danger of any material risk to the Collateral and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor. Barneys shall not, and shall not permit any other member of the Barneys Group to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings and members of the Barneys Group).

                  8.05. Insurance. Barneys shall maintain for itself and the other members of the Barneys Group, or shall cause each member of the Barneys Group to maintain, in full force and effect the insurance policies and programs listed on Schedule 6.01-W or similar policies and programs or other policies and programs as are reasonably acceptable to the Administrative Agent (with such ministerial changes as are from time to time effected by Barneys); provided, however, Barneys shall not be required to maintain such policies identified on
Schedule 6.01-W that were required to be maintained by Barneys solely pursuant to a Requirement of Law that has been legally waived or eliminated. Each certificate and policy relating to Property damage with respect to the Collateral and business interruption coverage shall contain an endorsement, in form and substance acceptable to the Administrative Agent, showing loss payable to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and naming the Administrative Agent as an additional insured under such policy and providing that no act, whether willful or negligent, or default of Barneys, any other member of the Barneys Group or any other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage with respect to the Collateral. Barneys may settle or compromise any insurance claim, provided, that any such settlement or compromise of any claim individually or in the aggregate exceeding $750,000 in any Fiscal Year shall require the Administrative Agent's prior consent. Such endorsement furnished to the Administrative Agent shall provide that the insurance companies shall give the Administrative Agent at least thirty (30) days' written notice before any such policy or policies of insurance shall be canceled or altered adversely to the interests of the Administrative Agent, the Issuing Bank and the Lenders. In the event that Barneys or any other member of the Barneys Group, at any time or times hereafter, shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall be part of the Obligations, payable as provided herein.

                  8.06. Inspection of Property; Books and Records; Discussions.
(a) Barneys shall


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

permit, and shall cause each of the other members of the Barneys Group to permit, any authorized representative(s) designated by the Administrative Agent or any Lender to visit and inspect any of the Properties of such Person or such member, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby and by the Loan Documents (including, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, upon reasonable notice and at such times during normal business hours, as often as may be reasonably requested. All costs and expenses incurred by the Administrative Agent or, after the occurrence and during the continuance of any Event of Default, any Lender, in each case as a result of such inspection, audit or examination conducted pursuant to this Section 8.06 shall be paid by the Borrowers.

                  (b) Barneys shall keep and maintain, and shall cause the other members of the Barneys Group to keep and maintain, in all material respects proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the Collateral. If an Event of Default has occurred and is continuing, the Borrowers, upon the Administrative Agent's request, shall promptly turn over true, correct and complete copies of all such records to the Administrative Agent or any of its representatives.

                  (c) Barneys shall cause the Inventory and the other Collateral referred to in the definition of "Borrowing Base"of each member of the Barneys Group to be appraised by an independent appraiser and to be audited by a field auditor, in each case satisfactory to the Administrative Agent, once every two months, provided that if an Event of Default has occurred and is continuing, Barneys shall cause the Inventory to be appraised more frequently by such appraiser if the Administrative Agent so requests.

                  8.07. Insurance and Condemnation Proceeds. Barneys hereby directs (and, if applicable, shall cause the other members of the Barneys Group to direct) all insurers under policies of Property damage and business interruption insurance and payors of any condemnation claim or award relating to the Collateral to pay all proceeds payable under such policies or with respect to such claim or award for any loss directly to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank, the Lenders and the other Holders.

                  8.08. ERISA Compliance. Barneys shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans other than Multiemployer Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations thereunder and the respective requirements of the governing documents for such Plans.

                  8.09. Foreign Employee Benefit Plan Compliance. Barneys shall, and shall


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

cause each of its Subsidiaries and ERISA Affiliates to establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans.

                  8.10. Establishment of Blocked Accounts; Maintenance of Property. Each Borrower shall establish Blocked Accounts with each of the Blocked Account Banks listed on Schedule 3.05. Each Borrower shall cause all Property used or useful in the conduct of its business or the business of any other member of the Barneys Group to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof; provided, however, that nothing in this Section shall prevent such Borrower from discontinuing the operation or maintenance of any of such Property if such discontinuance is, in the judgment of such Borrower, necessary or appropriate in the conduct of its business or the business of any other member of the Barneys Group and not materially disadvantageous to the Administrative Agent, the Issuing Bank or the Lenders.

                  8.11. Condemnation. Immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of the owned or leased Real Property of Barneys or any other member of the Barneys Group, the Borrowers shall notify the Administrative Agent (who shall in turn forward such notice to the Lenders) of the pendency of such proceeding, and permit the Administrative Agent to participate in any such proceeding, and from time to time shall deliver to the Administrative Agent all instruments reasonably requested by the Administrative Agent to permit such participation.

                  8.12. Landlord Waivers. The Borrowers have obtained and delivered to the Administrative Agent landlord waivers, in form and substance reasonably satisfactory to the Administrative Agent, relating to the Isetan Leases and to the storage facility located in Lyndhurst, New Jersey. The Borrowers will use their commercially reasonable efforts to obtain and deliver to the Administrative Agent landlord waivers, in form and substance reasonably satisfactory to the Administrative Agent, relating to the Borrowers' leases (other than the Isetan Leases) for locations set forth on Schedule 6.01-V.

                  8.13. Year 2000. The Borrowers shall take all action they deem necessary to assure that their computer systems are able to effectively process data on and after January 1, 2000, including date data, so as not to cause any material disruption to the Borrowers' business. At the request of the Administrative Agent or any Lender, the Borrowers shall provide the Administrative Agent and the Lenders with assurance reasonably acceptable to the Administrative Agent or the Requisite Lenders, as the case may be, of the status of Borrowers' Year 2000 efforts and their compliance with this Section. The Borrowers' computer systems shall be tested and in compliance with this Section by September 30, 1999.

                  8.14. Post Closing Matters. The Borrowers shall cause each of the requirements set forth on Schedule 8.14 to be satisfied on or before the date set forth opposite such


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

requirement.

                                   ARTICLE IX
                               NEGATIVE COVENANTS

                  Each Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders shall otherwise give prior written consent thereto:

                  9.01. Indebtedness. No member of the Barneys Group shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

                  (i) the Obligations;

                  (ii) Permitted Existing Indebtedness;

                  (iii) to the extent permitted by Article X and in any event in an aggregate amount not to exceed $2,000,000 at any time, Capital Leases and purchase money Indebtedness;

                  (iv) Indebtedness arising from intercompany loans made by one Borrower to another Borrower or from intercompany loans made by Holdings to a Borrower provided that such loans are subordinated in right of payment to the Obligations;

                  (v) Permitted Subordinated Indebtedness provided that at the time such Indebtedness is incurred, no Default or Event of Default has occurred and is continuing;

                  (vi) Indebtedness owing to Holdings arising under the Tax Sharing Agreement; and (vii) Indebtedness constituting Accommodation Obligations to the extent permitted under Section 9.05.

                  9.02. Sales of Assets. No member of the Barneys Group shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

                  (i) the sale of Inventory in the ordinary course of business;

                  (ii) the sale of assets (other than Inventory) in the ordinary course of business provided that the aggregate amount of such sales does not exceed $2,000,000 during the


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

         period from the date hereof to the Commitment Termination Date;

                  (iii) sales of assets outside of the ordinary course of business not in excess of $1,000,000 in any Fiscal Year;

                  (iv) the sale or other disposition of equipment that is obsolete or no longer used or useful in a Borrower's business;

                  (v) the sale, assignment, transfer, lease, conveyance or other disposition of assets from one Borrower to another Borrower; and (vi) the making of the Section 338 Election.

                  9.03. Liens. No member of the Barneys Group shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective Property or assets except:

                  (i) Liens created by the Loan Documents;

                  (ii) Permitted Existing Liens;

                  (iii) Customary Permitted Liens;

                  (iv) purchase money Liens (including the interest of a lessor under a Capital Lease) and Liens to which any Property is subject at the time of the acquisition thereof) securing Indebtedness permitted under Section 9.01(iii) and limited in each case to the property purchased or subject to such lease; and

                  (v) Liens on Real Property or leasehold interest having a second priority securing the Permitted Subordinated Indebtedness, on terms and conditions reasonably satisfactory to the Administrative Agent, provided that Liens on such property and interests secure the Obligations on a first priority basis and the holders of the Permitted Subordinated Indebtedness enter into an intercreditor agreement with terms and conditions reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

                  9.04. Investments. No member of the Barneys Group shall directly or indirectly make or own any Investment except:

                  (i) Investments in Cash Collateral pledged to the Administrative Agent or deposited in the Concentration Account in accordance with the terms hereof;

                  (ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

                  (iii) Investments by one Borrower in another Borrower;

                  (iv) loans to Holdings (A) for its ordinary course expenses as a public holding company (including, without limitation, administrative overhead and any taxes, assessments, filing fees and other governmental charges payable by Holdings in the ordinary course, but excluding all costs, expenses and fees in connection with any registered public offering of securities of Holdings) and (B) pursuant to the Tax Sharing Agreement but only in an aggregate amount not to exceed the actual taxes paid or payable by Holdings;

                  (v) Investments in Barneys Japan in accordance with the Barneys Japan Option, provided that (A) the Trademark Available Amount is zero, (B) either the Fixed Charge Coverage Ratio of the Barneys Group on a consolidated basis, as determined as of the last day of the immediately preceding fiscal quarter for the twelve month period ending on such day on a pro forma basis after giving effect to such Investment shall not be less than 1.25 to 1.0 or the purchase price paid for the Barneys Japan Option is included in the Capital Expenditures calculated as of the Fiscal Year in which such purchase price is paid, (C) no Default or Event of Default has occurred and is continuing prior to and after giving effect to such Investment and (D) the Administrative Agent has received legal opinions and documents and other evidence satisfactory to it that the Administration Agent has a first priority Lien on the Stock of Barneys Japan;

                  (vi) loans to Holdings, provided that (A) the Trademark Available Amount is zero, (B) the Fixed Charge Coverage Ratio of the Barneys Group on a consolidated basis, as determined as of the last day of the immediately preceding fiscal quarter for the twelve month period ending on such day on a pro forma basis after giving effect to such loan shall not be less than 1.50 to 1.0 and (C) no Default or Event of Default has occurred and is continuing prior to and after giving effect to such loans; and

                  (vii) Investments by any Borrower to create a new wholly-owned Subsidiary; provided that such Subsidiary becomes a Borrower hereunder and the Administrative Agent receives a first priority Lien on the Capital Stock of such Subsidiary and on all assets and property of such Subsidiary pursuant to documentation reasonably satisfactory to the Administrative Agent.

                  9.05. Accommodation Obligations. No member of the Barneys Group shall directly or indirectly create or become or be liable with respect to any Accommodation Obligation, except:

                  (i) Permitted Existing Accommodation Obligations;

                  (ii) obligations, warranties and indemnities, not with respect to

         Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of any Borrower;

                  (iii) Accommodation Obligations under the Tax Sharing Agreement; and

                  (iv) Accommodation Obligations with respect to Indebtedness permitted by Section

                  9.01, Investments permitted under Section 9.04 and Operating Leases permitted by Section 9.18.

                  9.06. Restricted Junior Payments. No member of the Barneys Group shall declare or make any Restricted Junior Payment other than:

                  (i) Restricted Junior Payments made by one Borrower to another Borrower;

                  (ii) dividends or distributions to Holdings for the payment of dividends on the Preferred Stock up to an aggregate amount of $20,000 per Fiscal Year, so long as no Default or Event of Default has occurred and is continuing prior to and after giving effect thereto;

                  (iii) payments or distributions to Holdings for the purpose of paying (A) amounts payable to Holdings pursuant to the Tax Sharing Agreement but only in an aggregate amount not to exceed the actual taxes paid or payable by Holdings and (B) Holdings' ordinary course expenses as a public holding company (including, without limitation, administrative overhead and any taxes, assessments, filing fees and other governmental charges payable by Holdings in the ordinary course, but excluding all costs, expenses and fees in connection with any registered public offering of securities of Holdings);

                  (iv) prepayments and payments of principal on the Permitted Subordinated Indebtedness and purchases of the Capital Stock of Holdings, provided that (A) the Trademark Available Amount is zero, (B) the Fixed Charge Coverage Ratio of the Barneys Group on a consolidated basis, as determined as of the last day of the immediately preceding fiscal quarter for the twelve month period ending on such day on a pro forma basis after giving effect to such prepayment, payment or purchase shall not be less than 1.25 to 1.0 and (C) no Default or Event of Default has occurred and is continuing prior to and after giving effect to such prepayment, payment or purchase; and

                  (v) repurchases of Capital Stock of Holdings owned by employees that are no longer employed by Holdings or any Borrower in an aggregate amount not to exceed $1,000,000.

                  9.07. Conduct of Business; Subsidiaries; Acquisitions. No member of the

Barneys Group shall engage in any business other than the businesses engaged in by the Borrowers on the date hereof and any business or activities which are substantially similar, related or incidental thereto. No member of the Barneys Group shall sell or otherwise dispose of, or permit the sale or disposition of, any shares of Capital Stock of any of its Subsidiaries except to other members of the Barneys Group. No member of the Barneys Group shall enter into or permit any transaction or series of transactions in which such member or any other member of the Barneys Group acquires all or any significant portion of the assets of another Person.

                  9.08. Transactions with Affiliates. No member of the Barneys Group shall directly or indirectly (a) enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of such member on terms that are less favorable to such member than those that could be obtained in an arm's length transaction at the time from Persons who are not such an Affiliate or (b) pay management fees, consulting fees or royalties to any Affiliate or (c) increase salaries of management of any member of the Barneys Group except in the ordinary course of a retail business or as otherwise necessary to retain key personnel.

                  9.09. Restriction on Fundamental Changes. No member of the Barneys Group shall (a) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such member's business or Property, whether now or hereafter acquired (other than (i) pursuant to the making of the Section 338 Election or (ii) the merger or consolidation of one Borrower with another Borrower provided that such merger or consolidation is on terms and conditions reasonably satisfactory to the Administrative Agent and has no adverse effect on the Administrative Agent's Lien securing the Obligations) or
(b) enter into any partnership or joint venture.

                  9.10. Sales and Leasebacks. No member of the Barneys Group shall become liable, directly, by assumption or by Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease of any Property (whether real or personal or mixed) (i) which it sold or transferred or is to sell or transfer to any other Person, or (ii) which it intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by it to any other Person in connection with such lease.

                  9.11. Margin Regulations; Securities Laws. No member of the Barneys Group shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock.

                  9.12. ERISA. No member of the Barneys Group shall:

                           (i) engage in any prohibited transaction described in
                  Sections 406 of ERISA or 4975 of the Internal Revenue Code with respect to a Plan for which a statutory, regulatory or class exemption is not available or a private exemption has not been previously obtained from the DOL;


                  (ii) permit to exist any accumulated funding deficiency (as defined in sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;

                  (iii) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                  (iv) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of any member of the Barneys Group or any ERISA Affiliate under Title IV of ERISA;

                  (v) fail to make any contribution or payment to any Multiemployer Plan which any member of the Barneys Group or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

                  (vi) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

                  (vii) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that any member of the Barneys Group or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code;

                  (viii) fail, or permit any member of the Barneys Group or any ERISA Affiliate to fail, to pay any required contributions or payments to a Foreign Employee Benefit Plan on or before the due date for such required installment or payment;

in each case, under the foregoing clauses (i) through (viii), individually or in the aggregate which could reasonably result in a liability in excess of $1,000,000.

                  9.13. Issuance of Capital Stock. No member of the Barneys Group shall issue any Capital Stock except the issuance of Capital Stock by one member of the Barneys Group to another member of the Barneys Group or to Holdings, provided that the Administrative Agent has a first priority Lien with respect to such Capital Stock.

                  9.14. Constituent Documents. No member of the Barneys Group shall amend, modify or otherwise change in any material respect any of the terms or provisions in any of their respective Constituent Documents as in effect on the Closing Date without the prior written consent of the Requisite Lenders, which consent shall not be unreasonably withheld.

                  9.15. Fiscal Year. No member of the Barneys Group shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 52- or 53-week period ending on the Saturday in January of each calendar year closest to January 31.

                  9.16. Cash Management. Except for the deposit accounts listed on Schedule 9.16 under the heading "Deposit Accounts" (over which accounts a member of the Barneys Group has dominion and control and the Administrative Agent does not have dominion and control), fiduciary accounts listed on Schedule
9.16 under the heading "Fiduciary Accounts" (over which accounts a member of the Barneys Group has dominion and control and the Administrative Agent does not have dominion and control), the trust account listed on Schedule 9.16 under the heading "Administrative Claims Trust Account" (over which accounts a member of the Barneys Group has dominion and control and the Administrative Agent does not have dominion and control), the Blocked Accounts, the Concentration Account and the Cash Collateral Account, no member of the Barneys Group shall open any deposit or payable account with any Person. No member of the Barneys Group shall authorize or direct any Person to take any action with respect to amounts deposited in the Blocked Accounts or the Concentration Account in contravention of the provisions hereof. The Borrowers shall not maintain balances in the accounts set forth on Schedule 9.16 under the heading "Deposit Accounts" in an aggregate amount for all such Deposit Accounts in excess of $3,125,000. The Borrowers shall not maintain balances in the accounts set forth on Schedule 9.16 under the heading "Fiduciary Accounts" in an aggregate amount for all such Fiduciary Accounts in excess of $4,000,000. The Borrowers shall not maintain balances in the accounts set forth on Schedule 9.16 under the heading "Administrative Claims Trust Account" in an aggregate amount for all such Administrative Claims Trust Accounts in excess of $6,000,000 at any time from the date hereof to January 27, 2000 and, thereafter, in an amount in excess of $4,000,000; provided that all amounts exceeding $4,000,000 in such accounts on January 27, 2000 shall be deposited by the Borrowers into the Concentration Account on such date.

                  9.17. Environmental Matters. No member of the Barneys Group shall:

                  (i) become subject to any Liabilities and Costs which would have a Material Adverse Effect arising out of or related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or (b) any violation of any Environmental Requirements of Law; or

                  (ii) either directly or indirectly, create, incur, assume or permit to exist any Environmental Lien on or with respect to any of its Property.

                  9.18. Operating Leases. Except for the leases set forth on
Schedule 9.18 and renewals thereof, no member of the Barneys Group shall become liable in any way, whether directly or by assignment or by Accommodation Obligation, for the obligations of a lessee under any Operating Leases if, immediately after giving effect to the incurrence of rental payments with respect thereto, the annual amount of rental payments for any Operating Lease would exceed $2,000,000 or the aggregate annual amount of all rental payments with respect to all such Operating Leases would exceed $4,500,000.

                  9.19. Subordinated Notes. No member of the Barneys Group shall amend, modify or otherwise change any of the terms or provisions in the Subordinated Notes which would be adverse to the interests of the Borrowers, the Administrative Agent or the Lenders.

                                    ARTICLE X
                               FINANCIAL COVENANTS

                  Each Borrower covenants and agrees that so long as any Commitment is outstanding and thereafter until payment in full of all of the Obligations, unless the Requisite Lenders (or such other Lenders, if so required pursuant to Section 13.07) shall otherwise give prior written consent thereto:

                  10.01. Minimum Consolidated Net Worth. The Consolidated Net Worth of the Barneys Group at the end of each fiscal quarter set forth below shall not be less than the minimum amount set forth opposite such fiscal quarter:

                      Fiscal Quarter Ending                   Minimum Amount
                      ---------------------                   --------------
            First fiscal quarter of Fiscal Year 1999          $140,000,000
            Second fiscal quarter of Fiscal Year 1999          140,000,000
            Third fiscal quarter of Fiscal Year 1999           140,000,000
            Fourth fiscal quarter of Fiscal Year 1999          140,000,000
            First fiscal quarter of Fiscal Year 2000           140,000,000
            Second fiscal quarter of Fiscal Year 2000          140,000,000
            Third fiscal quarter of Fiscal Year 2000           140,000,000
            Fourth fiscal quarter of Fiscal Year 2000          140,000,000
            First fiscal quarter of Fiscal Year 2001           150,000,000
            Second fiscal quarter of Fiscal Year 2001          150,000,000
            Third fiscal quarter of Fiscal Year 2001           150,000,000
            Fourth fiscal quarter of Fiscal Year 2001          150,000,000
            First fiscal quarter of Fiscal Year 2002           150,000,000
            Second fiscal quarter of Fiscal Year 2002          150,000,000
            Third fiscal quarter of Fiscal Year 2002           150,000,000
            Fourth fiscal quarter of Fiscal Year 2002          150,000,000

                  10.02. Maximum Leverage Ratio. The Leverage Ratio of the Barneys Group on a consolidated basis, as determined as of the last day of each fiscal quarter set forth below for the twelve month period ending on such day, shall not be greater than the ratio set forth opposite such fiscal quarter:

                  Fiscal Quarter Ending                       Ratio
                  ---------------------                       -----
         First fiscal quarter of Fiscal Year 1999             7.0
         Second fiscal quarter of Fiscal Year 1999            7.0
         Third fiscal quarter of Fiscal Year 1999             7.0
         Fourth fiscal quarter of Fiscal Year 1999            7.0
         First fiscal quarter of Fiscal Year 2000             4.5
         Second fiscal quarter of Fiscal Year 2000            4.5
         Third fiscal quarter of Fiscal Year 2000             4.5
         Fourth fiscal quarter of Fiscal Year 2000            4.5
         First fiscal quarter of Fiscal Year 2001             3.5
         Second fiscal quarter of Fiscal Year 2001            3.5
         Third fiscal quarter of Fiscal Year 2001             3.5
         Fourth fiscal quarter of Fiscal Year 2001            3.5
         First fiscal quarter of Fiscal Year 2002             3.0
         Second fiscal quarter of Fiscal Year 2002            3.0
         Third fiscal quarter of Fiscal Year 2002             3.0
         Fourth fiscal quarter of Fiscal Year 2002            3.0

                  10.03. Minimum Consolidated EBITDA. The Minimum Consolidated EBITDA of the Barneys Group, as determined as of the last day of each fiscal quarter set forth below for the twelve month period ending on such day, shall not be less than the minimum amount set forth opposite such fiscal quarter:

                       Fiscal Quarter Ending                 Minimum Amount
                       ---------------------                 --------------
            First fiscal quarter of Fiscal Year 1999         $16,000,000
            Second fiscal quarter of Fiscal Year 1999         16,000,000
            Third fiscal quarter of Fiscal Year 1999          17,000,000
            Fourth fiscal quarter of Fiscal Year 1999         20,000,000
            First fiscal quarter of Fiscal Year 2000          20,000,000
            Second fiscal quarter of Fiscal Year 2000         20,000,000
            Third fiscal quarter of Fiscal Year 2000          20,000,000
            Fourth fiscal quarter of Fiscal Year 2000         25,000,000
            First fiscal quarter of Fiscal Year 2001          25,000,000
            Second fiscal quarter of Fiscal Year 2001         30,000,000
            Third fiscal quarter of Fiscal Year 2001          30,000,000
            Fourth fiscal quarter of Fiscal Year 2001         30,000,000
            First fiscal quarter of Fiscal Year 2002          30,000,000
            Second fiscal quarter of Fiscal Year 2002         35,000,000


                                       90

            Third fiscal quarter of Fiscal Year 2002          35,000,000
            Fourth fiscal quarter of Fiscal Year 2002         35,000,000

                  10.04. Maximum Capital Expenditures. Capital Expenditures made or incurred by the members of the Barneys Group on a consolidated basis during any Fiscal Year shall not exceed (a) during Fiscal Year 1999, an aggregate amount of $7,250,000, (b) during Fiscal Year 2000, an aggregate amount of $7,500,000, (c) during Fiscal Year 2001, an aggregate amount of $7,750,000 and
(d) during Fiscal Year 2002, an aggregate amount of $7,750,000; provided, however, the foregoing maximum amounts may be increased (i) by the amount (on a dollar for dollar basis) of any cash equity contribution made by Holdings to Barneys, (ii) with respect to Fiscal Year 1999, by the amount, if any, by which the Consolidated EBITDA for the Barneys Group, calculated as of the last day of the immediately preceding fiscal quarter for the twelve month period ending on such day, exceeds $20,000,000, on a dollar for dollar basis, up to $4,000,000 in the aggregate provided that the amount of such increase reduces the maximum amount of Capital Expenditures (on a dollar for dollar basis) in a subsequent Fiscal Year ending prior to February 7, 2003, and (iii) with respect to Fiscal Year 2000 and each Fiscal Year thereafter, an amount of up to $4,000,000 for such Fiscal Year if the Fixed Charge Coverage Ratio of the Barneys Group on a consolidated basis, as determined as of the last day of the immediately preceding fiscal quarter for the twelve month period ending on such day (after giving effect to such increased amount of Capital Expenditures), is more than
1.25 to 1.0 provided that the amount of such increase reduces the maximum amount of Capital Expenditures (on a dollar for dollar basis) in a subsequent Fiscal Year selected by the Borrowers and ending prior to February 7, 2003; and provided, further, in the event that the maximum amount which is permitted to be expended in respect of Capital Expenditures during any Fiscal Year as set forth above (without giving effect to this proviso) is not fully expended during such Fiscal Year, the maximum amount expended during the immediately succeeding Fiscal Year shall be increased by such unutilized amount.

                                   ARTICLE XI
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

                  11.01. Events of Default. Each of the following occurrences shall constitute an Event of Default hereunder:

                  (a) Failure to Make Payments When Due. The Borrowers shall fail to pay (i) when due any principal of, interest on or fees with respect to, the Loans or the Reimbursement Obligations or (ii) any other Obligation, and if such non-payment relates to Obligations other than those specified in clause
(i), such non-payment continues for a period of three (3) Business Days after the due date thereof.

                  (b) Breach of Certain Covenants. (i) Any Borrower shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on such Person under

(A) Sections 7.02, 7.03, 7.08(a), 8.01, 8.05, 8.06, 8.07, 8.14, or (B) Article
IX or Article X or (ii) Holdings shall fail to perform or observe duly and punctually any agreement, covenant or obligation binding on it under Sections 6(a), 6(c) or Section 7 of the Holdings Guaranty.

                  (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by Holdings or any Borrower to the Administrative Agent, any Lender or the Issuing Bank herein or in any other Loan Document or in any statement or certificate at any time given by any such Person pursuant to any Loan Document shall be false or misleading in any material respect on the date made (or deemed made).

                  (d) Other Defaults. Holdings or any Borrower shall default in the performance of or compliance with any term contained herein (other than as covered by paragraphs (a), (b) or (c) of this Section 11.01), or Holdings or any Borrower shall default in the performance of or compliance with any term contained in any other Loan Document, and such default shall continue for (i) ten (10) Business Days after the occurrence thereof with respect to any term contained in Sections 7.01, 7.04, 7.06, 7.07 and 7.08; and (ii) thirty (30) days after the occurrence thereof with respect to any other term.

                  (e) Default as to Other Indebtedness; Isetan Leases.

                  (i) Holdings or any Borrower shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than an Obligation) in an amount of $1,000,000 or more; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is (or, with the giving of notice or lapse of time or both, would be) to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by Holdings or any Borrower (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

                  (ii) (A) Any Borrower shall fail to make any payment of fixed or additional rent when due under any Isetan Lease, and the landlord thereunder shall have given the first notice of such non-payment to such Borrower required under the Isetan Lease and such non-payment shall continue for two (2) Business Days after the delivery of such first notice or five (5) Business Days after delivery of such first notice if on the date such first notice is given the Borrowers have Availability (after giving effect to Loans made on such date and the repayments made on such date) of at least $10,000,000; or (B) any Borrower shall fail to comply with any covenant under an Isetan Lease (other than the covenants to pay fixed and additional rent) and the landlord thereunder shall have given the second notice of such non-compliance required under the applicable Isetan Lease; provided, however, that no Event of Default shall be deemed to have occurred with respect to any such alleged non-monetary default under this clause (B), if and only for so long as either (1) such alleged non-monetary default shall be curable by the applicable

Borrower with reasonable diligence, and the applicable Borrower commenced to cure such default during the period prior to the receipt of the second notice of non-compliance and continues to prosecute the curing thereof with diligence to completion, or (2) the applicable Borrower, in accordance with the express provisions of such Isetan Lease, has initiated (in good faith and in a timely fashion) the dispute resolution procedure set forth in Section 5.1(a) of the applicable Isetan Lease for determining whether such Borrower has failed to comply with the terms of such Isetan Lease; provided, further, that if the dispute resolution procedure results in a determination by the arbitrator that a non-monetary default has occurred under the applicable Isetan Lease, no Event of Default shall be deemed to have occurred if and for so long as such alleged non-monetary default shall be curable by the applicable Borrower with reasonable diligence, and the applicable Borrower commences to cure such default during the remaining cure period under the Isetan Lease and continues to prosecute the curing thereof with diligence to completion.

                  (f) Involuntary Bankruptcy; Appointment of Receiver, Etc.

                  (i) An involuntary case shall be commenced against Holdings or any Borrower and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings or any Borrower in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

                  (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any Borrower or over all or a substantial part of the Property of Holdings or any Borrower shall be entered; or an interim receiver, trustee or other custodian of Holdings or any Borrower or of all or a substantial part of the property of Holdings or such Borrower shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of Holdings or any Borrower shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

                  (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Holdings or any Borrower shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; (iii) make any assignment for the benefit of creditors; (iv) fail generally to pay its debts as such debts become due, or admit in writing its inability to pay its debts; or (v) take any corporate action in furtherance of any such action.

                  (h) Judgments. Any judgment, writ, order or warrant of attachment, or other similar process shall be rendered against Holdings or any Borrower or any of their respective assets involving in any single case or in the aggregate an amount in excess of $1,000,000 is (are) entered and remains undischarged, unvacated and unstayed for a period of sixty (60) days.

                  (i) Dissolution. Any order, judgment or decree shall be entered against Holdings or any Borrower, decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or any member of the Barneys Group shall otherwise dissolve or cease to exist except as specifically permitted hereby.

                  (j) Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Document ceases to be in full force and effect or Holdings or any Borrower seeks to repudiate its obligations thereunder or the Liens intended to be created thereby are, or Holdings or any Borrower seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Administrative Agent, the Issuing Bank and/or the Lenders contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents.

                  (k) Termination Event. Any Termination Event occurs which the Administrative Agent believes could reasonably be expected to subject either any Borrower or any ERISA Affiliate to a material liability.

                  (l) Waiver of Minimum Funding Standard. If the plan administrator of any Plan other than Multiemployer Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Administrative Agent reasonably believes the substantial business hardship upon which the waiver is based could subject either any Borrower or any ERISA Affiliate to a material liability.

                  (m) Change of Control. A Change of Control shall occur with respect to Holdings.

An Event of Default shall be deemed "continuing" until cured or waived in accordance with Section 13.07.

                  11.02. Rights and Remedies.

                  (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Sections 11.01(f) or 11.01(g), the Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by each Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrowers, (i) declare that all or any portion of the Commitments are terminated, whereupon the Commitments and the obligation of each Lender to make any Loan hereunder and of each Lender or the Issuing Bank to issue any Letter of Credit not then issued shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by each Borrower.

                  (b) Deposit for Letters of Credit. In addition, after the occurrence and during the continuance of an Event of Default, the Borrowers shall, promptly upon demand by the Administrative Agent, deliver to the Administrative Agent, Cash Collateral in such form as requested by the Administrative Agent, together with such endorsements, and execution and delivery of such documents and instruments as the Administrative Agent may request in order to perfect or protect the Administrative Agent's Lien with respect thereto, in an aggregate principal amount equal to the then outstanding Letter of Credit Obligations.

                  (c) Enforcement. Each Borrower acknowledges that in the event Holdings or any Borrower fails to perform, observe or discharge any of its respective obligations or liabilities hereunder or under any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent, the Issuing Bank and the Lenders; therefore, the Borrowers agree that the Administrative Agent, the Issuing Bank and the Lenders shall be entitled after the occurrence and during the continuance of an Event of Default to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                                   ARTICLE XII
                                   THE AGENTS

                  12.01. Appointment. (a) Each Lender and the Issuing Bank hereby designates and appoints CUSA as the Administrative Agent hereunder, and each Lender and the Issuing Bank hereby irrevocably authorizes the Administrative Agent to execute such documents (including, without limitation, the Loan Documents to which the Administrative Agent is a party) and to take such other action on such Person's behalf under the provisions hereof and of the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. As to any matters not expressly provided for hereby (including, without limitation, enforcement or collection of the Notes or any amount payable under any provision of Article III when due) or the other Loan Documents, the

Administrative Agent shall not be required to exercise any discretion or take any action. Notwithstanding the foregoing, the Administrative Agent shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (unless the instructions or consent of all of the Lenders is required hereunder or thereunder) and such instructions shall be binding upon all Lenders, the Issuing Bank and Holders; provided, however, the Administrative Agent shall not be required to take any action which (i) the Administrative Agent reasonably believes shall expose it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary hereto, to the other Loan Documents or applicable law. The Administrative Agent agrees to act as such on the express conditions contained in this Article XII.

                  (b) The provisions of this Article XII are solely for the benefit of the Agents, the Lenders and Issuing Bank, and no Borrower shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Sections 12.07 and 12.09). In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent of the Lenders and the Issuing Bank and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for any Borrower or any of its Subsidiaries. The Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

                  12.02. Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or in the Loan Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason hereof a fiduciary relationship in respect of any Holder. Nothing herein or in any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect hereof or any of the Loan Documents except as expressly set forth herein or therein. Each Lender and the Issuing Bank shall make its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans hereunder and with the issuance of the Letters of Credit and shall make its own appraisal of the creditworthiness of Holdings and its Subsidiaries initially and on a continuing basis, and the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto (except for reports required to be delivered by the Administrative Agent under the terms hereof). If the Administrative Agent seeks the consent or approval of any of the Lenders to the taking or refraining from taking of any action hereunder, the Administrative Agent shall send notice thereof to each Lender. The Administrative Agent shall promptly notify each Lender at any time that the Lenders so required hereunder have instructed the Administrative Agent to act or refrain from acting pursuant hereto.

                  (b) The Documentation Agent shall have no duties or responsibilities under this Agreement or any other Loan Document.

                  12.03. Rights, Exculpation, Etc. (a) Liabilities; Responsibilities. None of the Administrative Agent or any Affiliate of the Administrative Agent, nor any of their respective officers, directors, employees or agents shall be liable to any Holder for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection therewith, except that no Person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 3.02(b), and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due, but not made, shall be to recover from other Holders any payment in excess of the amount to which they are determined to have been entitled. The Administrative Agent shall not be responsible to any Holder for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency hereof or of any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Holdings, any Borrower or any of its Subsidiaries. The Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions hereof or of any of the Loan Documents or the financial condition of Holdings, any Borrower or any of its Subsidiaries, or the existence or possible existence of any Default or Event of Default.

                  (b) Right to Request Instructions. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents the Administrative Agent is permitted or required to take or to grant, and the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom the Administrative Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, no Holder shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms hereof, a greater proportion of the Lenders.

                  12.04. Reliance. The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining hereto or to any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it.

                  12.05. Indemnification. To the extent that the Administrative Agent is not reimbursed and indemnified by the Borrowers, the Lenders shall reimburse and indemnify the Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any of them in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, the Lenders shall have no obligation to the Administrative Agent with respect to the matters indemnified pursuant to this Section resulting from the willful misconduct or gross negligence of the Administrative Agent, as determined in a final, non-appealable judgment by a court of competent jurisdiction. The obligations of the Lenders under this
Section 12.05 shall survive the payment in full of the Loans, the Reimbursement Obligations and all other Obligations and the termination hereof.

                  12.06. CUSA Individually. With respect to its Pro Rata Shares of the Commitments hereunder, if any, and the Loans made by it, if any, CUSA shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include CUSA in its individual capacity as a Lender or as one of the Requisite Lenders. CUSA and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower or any of its Subsidiaries as if CUSA were not acting as Administrative Agent pursuant hereto.

                  12.07. Successor Administrative Agent; Resignation of Administrative Agent. (a) Resignation. The Administrative Agent may resign from the performance of its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to the Borrowers and the Lenders. The resignation of the Administrative Agent shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to this
Section 12.07.

                  (b) Appointment by Requisite Lenders. Upon any such notice of resignation by the Administrative Agent, the Requisite Lenders shall have the right to appoint a successor Administrative Agent selected from among the Lenders which appointment shall be subject to the prior written approval of the Borrowers (which may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default).

                  (c) Appointment by Retiring Administrative Agent. If a successor Administrative Agent shall not have been appointed within the thirty
(30) Business Day period provided in paragraph (a) of this Section 12.07, the retiring Administrative Agent, with the consent of the Borrowers (which may not be unreasonably withheld, and shall not be required upon the occurrence and during the continuance of an Event of Default), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above.


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

                  (d) Rights of the Successor and Retiring Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder thereafter to be performed. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.

                  12.08. Relations Among Lenders. Each Lender agrees that it shall not take any legal action, nor institute any actions or proceedings, against the Borrowers or any other obligor hereunder or with respect to any Collateral without the prior written consent of the Requisite Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or terminate its Commitments except in accordance with Section 11.02(a) or a setoff permitted under Section 13.05.

                  12.09. Concerning the Collateral and the Loan Documents. (a) Disbursements and Advances. The Administrative Agent may from time to time, after the occurrence and during the continuance of an Event of Default, make such disbursements and advances pursuant to the Loan Documents which the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof. The Administrative Agent shall notify the Borrowers and each Lender in writing of each such disbursement and advance, which notice shall include a description of the purpose thereof. The Borrowers agree to pay the Administrative Agent, upon demand, the amount of all outstanding disbursements and advances.

                  (b) Authority. Each Lender and the Issuing Bank authorizes and directs the Administrative Agent to enter into the Loan Documents relating to the Collateral for the benefit of the Lenders and the Issuing Bank. Each Lender and the Issuing Bank agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the Issuing Bank. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Bank with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Holdings, any Borrowers or any of their respective Subsidiaries; (iii) act as collateral agent for the Lenders and the Issuing Bank for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, the Administrative Agent hereby appoints, authorizes and directs each Lender and the Issuing Bank to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuing Bank for purposes of the perfection of all security interests and Liens with respect to the Borrowers' and their respective Subsidiaries' respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or the Issuing Bank; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders or the Issuing Bank with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

                  (c) Release of Collateral. (i) Each of the Administrative Agent, the Lenders and the Issuing Bank hereby directs, in accordance with the terms hereof, the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Administrative Agent, the Lenders, the Issuing Bank and the other Holders:

                  (A) against all of the Collateral, upon final payment in full of the Obligations and termination hereof; and

                  (B) against any part of the Collateral sold or disposed of by any Borrower, if such sale or disposition is permitted by Section 9.02.

                  (ii) Each of the Lenders and the Issuing Bank hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 12.09(c) promptly upon the effectiveness of any such release.

                  (d) Confirmation by Lenders. Without in any manner limiting the Administrative Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in subsection (c) above), each Lender agrees to confirm in writing, upon request by the Borrowers, the authority to release Collateral conferred upon the Administrative Agent under clauses (A) and (B) of subsection (c) above. So long as no Event of Default is then continuing, upon receipt by the Administrative Agent of any such written confirmation from the Lenders of the Administrative Agent's authority to release any particular items or types of Collateral, and in any event upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days' prior written request by the Borrowers, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens upon such Collateral granted to the Administrative Agent for the benefit of Administrative Agent, the Lenders, the Issuing Bank and the other Holders; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent's opinion, would expose the


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Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Borrower or any of their respective Subsidiaries in respect of) all interests retained by the Borrowers and/or any of their respective Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                  (e) No Obligation. The Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Borrowers or any of their respective Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Administrative Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this
Section 12.09 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent's own interests in the Collateral as one of the Lenders and that the Administrative Agent shall not have any duty or liability whatsoever to any Lender.

                                  ARTICLE XIII
                                  MISCELLANEOUS

                  13.01. Assignments. (a) Assignments. No assignments or participations of any Lender's rights or obligations hereunder shall be made except in accordance with this Section 13.01. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder in accordance with the provisions of this Section 13.01.

                  (b) Limitations on Assignments. Each assignment shall be subject to the following conditions: (i) each assignment shall be approved by the Administrative Agent, which approval shall not be unreasonably withheld, and so long as no Event of Default has occurred and is continuing, by the Borrowers, which approval shall not be unreasonably withheld; (ii) each such assignment shall be to an Eligible Assignee; (iii) each such assignment shall be in an amount at least equal to $10,000,000, except if the Eligible Assignee is a Lender or an Affiliate of a Lender or if such assignment shall constitute all the assigning Lender's interest hereunder; (iv) any such assignment shall consist of the simultaneous assignment of corresponding pro rata portions of the assigning Lender's Commitment, Revolving Loans and Reimbursement Obligations, and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the


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

Administrative Agent, (x) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder and (y) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations hereunder, the assigning Lender shall cease to be a party hereto).

                  (c) The Register. The Administrative Agent shall maintain at its address referred to in Section 13.08 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment under each Loan of, and principal amount of the Loans under each facility owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The Register shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder or under the Notes, and (iv) the amount of any sum received by the Administrative Agent from the Borrowers and each Lender's share thereof. The Administrative Agent shall deliver a statement of such account to the Borrowers whenever an Assignment and Acceptance is accepted by it and the parties hereto; provided, however, the Administrative Agent shall not be obligated to deliver such statement more frequently than once a month. Each such statement shall be deemed final, binding and conclusive upon the Borrowers in all respects as to all matters reflected therein (absent manifest error) unless the Borrowers, within thirty (30) days after the date such statement is delivered to the Borrowers, deliver to the Administrative Agent written notice of any objections which the Borrowers may have to any such statement. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by the Borrowers. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes hereof. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Fee. Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,000 (payable by the assigning Lender or the Replacement Lender, in the case of assignments pursuant to Section 3.06 or Section 13.07(c)), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance herewith and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information


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

contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and the other Lenders.

                  (e) Information Regarding the Borrowers. Any Lender may, in connection with any assignment or proposed assignment pursuant to this Section 13.01, disclose to the assignee or proposed assignee any information relating to the Borrowers or their respective Subsidiaries furnished to such Lender by the Administrative Agent or by or on behalf of the Borrowers; provided that, prior to any such disclosure, such assignee or proposed assignee shall agree (for the Borrowers' benefit) to preserve in accordance with Section 13.20 the confidentiality of any confidential information described therein.

                  (f) Lenders' Creation of Security Interests. Notwithstanding any other provision set forth herein, any Lender may at any time create a security interest in all or any portion of its rights hereunder (including, without limitation, Obligations owing to it and Notes held by it) in favor of any Federal Reserve bank in accordance with Regulation A.

                  (g) Assignments by the Issuing Bank. If CUSA ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 13.01 and if the Issuing Bank is an Affiliate of CUSA, then, as of the effective date of such cessation, the Issuing Bank's obligations to issue Letters of Credit pursuant to Section 2.04 shall terminate and such Issuing Bank shall be an Issuing Bank hereunder only with respect to outstanding Letters of Credit issued prior to such date.

                  (h) Participations. Each Lender may sell participations to one or more other financial institutions in or to all or a portion of its rights and obligations under and in respect of any and all facilities hereunder (including, without limitation, all or a portion of any or all of its Commitments hereunder and the Loans owing to it and its undivided interest in the Letters of Credit); provided, however, that (i) such Lender's obligations hereunder (including, without limitation, its Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder and
(iv) such participant's rights to agree or to restrict such Lender's ability to agree to the modification, waiver or release of any of the terms of the Loan Documents or to the release of any Collateral covered by the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents or any Collateral, shall be limited to the right to consent to (A) reduction of the principal of, or rate or amount of interest on the Loans(s) subject to such participation (other than by the payment or prepayment thereof), (B) postponement of any scheduled date for any payment of principal of, or interest on, the Loan(s) subject to such participation (except with respect to any modifications of the application provisions relating to the prepayments of Loans and other Obligations) and (C) release of any guarantor of the Obligations or all or a substantial portion of


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

the Collateral except as provided in Section 12.09(c). No holder of a participation in all or any part of the Loans shall be a "Lender" or a "Holder" for any purposes hereunder by reason of such participation.

                  (i) Payment to Participants. Anything herein to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrowers under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

                  13.02. Expenses.

                  (a) Generally. The Borrowers, jointly and severally, agree upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent's internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent's counsel, Sidley & Austin, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants and agents) incurred by the Administrative Agent in connection with (A) the Administrative Agent's audit and investigation of each Borrower and its Subsidiaries in connection with the preparation, negotiation, and execution of the Loan Documents and the Administrative Agent's periodic audits of each Borrower or any of its Subsidiaries; (B) the preparation, negotiation, execution and interpretation hereof (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article V), the other Loan Documents and any proposal letter or commitment letter issued in connection therewith and the making of the Loans hereunder; (C) the creation, perfection or protection of the Liens under the Loan Documents (including, without limitation, any reasonable fees and expenses for local counsel in various jurisdictions); (D) the ongoing administration hereof and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent's rights and responsibilities hereunder and under the other Loan Documents; (E) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (F) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Property, the Borrowers, this Agreement or any of the other Loan Documents; (G) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, the Property, the Borrowers, this Agreement or any of the other Loan Documents; and (H) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

                  (b) After Default. The Borrowers further agree to pay or reimburse the Administrative Agent, the Issuing Bank and the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs


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of internal counsel and costs of settlement), incurred by the Administrative
Agent, any Issuing Bank or any Lender after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, the Borrowers and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

                  13.03. Indemnity. The Borrowers further agree jointly and severally to defend, protect, indemnify, and hold harmless each Agent and each and all of the Lenders and the Issuing Bank and each of their respective Affiliates, and each of such Agent's, Lender's, Issuing Bank's or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto, but excluding taxes and other governmental charges excluded from the definition of Taxes in Section 3.03(a)), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of or in connection with
(a) this Agreement, the other Loan Documents or any act, event or transaction related or attendant thereto, whether or not such Indemnitee is a party thereto and whether or not such transactions are consummated, the making of the Loans, the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents, or (b) any Liabilities and Costs under federal, state or local environmental, health or safety laws, regulations or common law principles arising from or in connection with the past, present or future operations of the Borrowers or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of any Borrower, the presence of asbestos-containing materials at any respective Property of any Borrower or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters"); provided, however, such Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters resulting from the willful misconduct or gross negligence of such Indemnitee, as determined in a final, non-appealable judgment by a court of competent jurisdiction. Notwithstanding anything herein to the contrary, each Borrower understands and hereby agrees that its obligation to indemnify pursuant to this Section 13.03 shall apply in the event of the sole, concurrent or contributory negligence of any Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

                  13.04. Change in Accounting Principles. If (i) any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 7.01 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrowers with the agreement of their independent certified public accountants and such change results in a change in the method of calculation of any of the covenants, standards or terms found in Article IX and Article X or (ii) as a consequence of "fresh start" accounting in accordance with GAAP adjustments are required to be made in the calculations of the covenants in Article IX and
Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change or adjustment with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrowers shall be the same after such change or adjustment as if such change or adjustment had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms and no adjustment as a consequence of "fresh start" accounting shall be given effect in such calculations until such provisions are amended to reflect such change or adjustment, in a manner satisfactory to the Requisite Lenders and the Borrowers; provided further that no change or adjustment as a consequence of "fresh start" accounting shall be given effect, if such change or adjustment shall affect the calculation of the covenant set forth in Section 10.03 during the period from the date hereof to the last day of January, 2000, until such covenant is amended to reflect such change or adjustment in a manner satisfactory to the Borrowers and to Lenders holding, in the aggregate, more than seventy-five percent (75%) of the Commitments in effect at such time (or in the event that the Commitments have been terminated pursuant to the terms hereof, Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than seventy-five percent (75%)).

                  13.05. Setoff. In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is hereby authorized by the Borrowers at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrowers against and on account of the Obligations of the Borrowers to such Lender or any of its Affiliates, including, but not limited to, all Loans and Letters of Credit and all claims of any nature or description arising out of or in connection herewith, irrespective


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

of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured.

                  13.06. Ratable Sharing. The Lenders agree among themselves that, except as otherwise expressly provided in any Loan Document, (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the fees described in Sections 2.04(g), 3.03, 3.04, 4.01(f) and 4.02) equitable adjustment shall be made so that, in effect, all such amounts shall be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the fees described in Sections 2.04(g), 3.03, 3.04, 4.01(f) and 4.02) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participation shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 13.06 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 13.05, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

                  13.07. Amendments and Waivers. (a) General Provisions. Unless otherwise provided herein, no amendment or modification of any provision hereof shall be effective without the written agreement of the Requisite Lenders and the Borrowers, and no termination or waiver of any provision hereof, or consent to any departure by the Borrowers therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion, provided that no amendment, modification or waiver of compliance with Section 10.03 for each fiscal quarter in Fiscal Year 1999 shall be effective without the written agreement of the Borrowers and Lenders holding, in the aggregate, more than seventy-five percent (75%) of the Commitments in effect at such time (or in the event that the Commitments have been terminated pursuant to the terms hereof, Lenders whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are greater than seventy-five percent (75%)).

                  (b) Amendments, Consents and Waivers by All Lenders. Notwithstanding the foregoing, any amendment, modification, termination, waiver or consent with respect to any of the following provisions hereof shall be effective only by a written agreement, signed by each Lender:

                  (i) waiving any of the conditions specified in Section 5.01 (except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders),

                  (ii) increasing the amount of any of the Commitments,

                  (iii) reducing the principal of, rate or amount of interest on the Revolving Loans or Reimbursement Obligations or any fees or other amounts payable to any Lender or the Issuing Bank,

                  (iv) postponing any date on which any payment of principal of, or interest on, the Revolving Loans or Reimbursement Obligations or any fees or other amounts payable to any Lender or the Issuing Bank would otherwise be due,

                  (v) releasing all or a substantial portion of the Collateral (except as provided in Section 12.09(c)),

                  (vi) changing the definition of "Pro Rata Share" (or the application of proceeds set forth in Section 3.02(b)(i)(A)(II)) or "Requisite Lenders",

                  (vii) terminating the Holdings Guaranty,

                  (viii) increasing the advance rates specified in the definition of "Borrowing Base" (except as provided within such definition) or amending any definition used in the definition of "Borrowing Base" if the result of such amendment is to increase such advance rates, or

                  (ix) amending Sections 12.09(c) or 13.06 or this Section
         13.07.

Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary contained in this Section 13.07, no amendment, modification, waiver or consent shall affect the rights or duties of the Administrative Agent hereunder or the other Loan Documents, unless made in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action.

                  (c) Replacement Lender. If any Lender (the "Non-Consenting Lender") fails to agree in writing to any amendment, modification, consent or waiver that requires the written agreement of each Lender or the agreement of such percentage of the Lenders as is specified in the proviso to Section 13.07(a), the Non-Consenting Lender agrees to sell, assign and transfer to any Replacement Lender designated by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, agreed to by the Borrowers all of its Commitment and outstanding Loans and participations in outstanding Letters of Credit and at the time of any replacement pursuant to this Section 13.07(c), the Replacement Lender shall enter into one or more Assignment and Acceptances pursuant to Section 13.01 (and with all fees payable pursuant to said Section 13.01(d) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans and participations in outstanding Letters of Credit of the Non-Consenting Lender and, in connection therewith, shall pay to the Non-Consenting Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Non-Consenting Lender, (B) an amount equal to all accrued, but theretofore unpaid, fees owing to the Non-Consenting Lender under this Agreement and (C) an amount equal to all other outstanding Obligations owing to the Non-Consenting Lender. Upon the execution of the respective Assignment and Acceptance, the payment of amounts referred to above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate instruments otherwise required by this Agreement executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Non-Consenting Lender shall cease to be a Lender hereunder, except with respect to indemnification provisions applicable to the Non-Consenting Lender under this Agreement, which shall survive as to such Non-Consenting Lender.

                  13.08. Notices. Unless otherwise specifically provided herein, any notice, consent or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by courier service and shall be deemed to have been given when delivered in person or by courier service, or upon receipt of a telecopy. Notices to the Administrative Agent pursuant to Articles I or II shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.08) shall be as set forth on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties hereto.

                  13.09. Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of the Borrowers in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery hereof and of the other Loan Documents, the making and repayment of the Loans, the issuance and discharge of Letters of Credit hereunder and the termination hereof and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Administrative Agent, the Issuing Bank or any of the Lenders may have come into possession or control of any

Property of any Borrower.

                  13.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Lender or the Issuing Bank in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

                  13.11. Marshalling; Payments Set Aside. None of the Administrative Agent, any Lender or the Issuing Bank shall be under any obligation to marshall any assets in favor of any Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that any Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuing Bank or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                  13.12. Severability. In case any provision in or obligation hereunder or under the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  13.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof or be given any substantive effect.

                  13.14. Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  13.15. Limitation of Liability. No claim may be made by the Borrowers, any Lender, the Issuing Bank, the Agents or any other Person against the Agents, the Issuing Bank or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated hereby, or any act, omission or event occurring in connection therewith; and each Borrower, each Lender, the Issuing Bank and each Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                  13.16. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders and the Issuing Bank. The rights hereunder and the interest herein of any Borrower may not be assigned without the written consent of all Lenders. Any attempted assignment without such written consent shall be void.

                  13.17. Certain Consents and Waivers.

                  (a) Personal Jurisdiction. (i) EACH OF THE AGENTS, THE LENDERS, THE ISSUING BANK AND BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE AGENTS, THE LENDERS, THE ISSUING BANK AND THE BORROWERS AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

                  (ii) EACH BORROWER AGREES THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST ANY BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE LENDERS TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER. EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

                  (b) Service of Process. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER'S NOTICE ADDRESS SPECIFIED PURSUANT TO SECTION 13.08, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT TO BRING PROCEEDINGS AGAINST EACH BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

                  (c) Waiver of Jury Trial. EACH OF THE AGENTS, THE ISSUING BANK, THE LENDERS AND THE BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

                  13.18. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Borrowers, each Lender, the Issuing Bank and the Agents on the date hereof. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions hereof are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

                  13.19. Limitation on Agreements. All agreements between the Borrowers, the Administrative Agent, each Lender and the Issuing Bank in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by any Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

                  13.20. Confidentiality. Subject to Section 13.01(e), the Lenders and the Issuing Bank shall hold all nonpublic information obtained pursuant to the requirements hereof and identified as such by the Borrowers in accordance with such Lender's or the Issuing Bank's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a bona fide offeree or transferee (or participant) in connection with the contemplated transfer (or participation), or as required or requested by any Governmental Authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors, and shall require any such offeree or transferee (or participant) to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section
13.20. In no event shall any Lender or the Issuing Bank be obligated or required to return any materials furnished by the Borrowers; provided, however, each offeree shall be required to agree that if it does not become a transferee (or participant) it shall return all materials furnished to it by the Borrowers in connection herewith.

                  13.21. Contribution as Between Borrowers. The Borrowers agree as among themselves that, to the extent any Borrower shall make a payment of a portion of the Obligations of another Borrower which shall exceed the greater of
(i) the amount of economic benefit actually received by such Borrower from the Loans and (ii) the amount which such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by another Borrower) in the same proportion as such Borrower's net worth at the date payment is sought bears to the aggregate net worth of all the Borrowers at such date, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess, pro rata based on the net worth of such other Borrower at that date. The agreement in this Section 13.21 is only intended to define the relative rights of the Borrowers, and is not intended to nor shall it impair the obligations of the Borrowers, jointly and severally, to pay to the Administrative Agent, the Issuing Banks and the Lenders the Obligations as and when the same shall become due and payable.

                  13.22. Entire Agreement. This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                           BARNEY'S, INC.
                                           BARNEYS AMERICA, INC.
                                           PFP FASHIONS INC.
                                           BARNEYS (CA) LEASE CORP.
                                           BARNEYS (NY) LEASE CORP.
                                           BASCO ALL-AMERICAN SPORTSWEAR CORP.
                                           BNY LICENSING CORP.
                                           BARNEYS AMERICA (CHICAGO) LEASE CORP.


                                           By: /s/ Edward Lambert
                                              --------------------------------
                                              Name: Edward Lambert
                                              Title: Executive VP and CFO


                                           Notice address:

                                           c/o Barney's, Inc.
                                           575 Fifth Avenue
                                           New York, New York  10017
                                           Attention:  Marc H. Perlowitz
                                           Phone:  (212) 450-8606
                                           Fax:  (212) 450-8480

                                           with copies to:

                                           Weil, Gotshal & Manges LLP
                                           767 Fifth Avenue
                                           New York, New York 10153
                                           Attention:  Ted S. Waksman, Esq.
                                           Phone:  (212) 310-8362
                                           Fax:  (212) 310-8007

                                            CITICORP USA, INC.,
                                             as Administrative Agent and as a
                                             Lender


                                            By: /s/ Brenda Cotsen
                                               --------------------------------
                                               Name: Brenda Cotsen
                                               Title: Vice President

Commitment:
$50,000,000

Domestic Lending Office:

399 Park Avenue
New York, New York 10043

Fixed Rate Affiliate:

same as above


Fixed Rate Lending Office:

same as above


                                            Notice address:

                                            Citicorp USA, Inc.
                                            399 Park Avenue
                                            New York, New York 10043
                                            Attention: Brenda Cotsen
                                            Telecopy: (212) 793-1290

                                            with a copy to:

                                            Sidley & Austin
                                            875 Third Avenue
                                            New York, New York 10022
                                            Attention:  Barbara A. Vrancik, Esq.
                                            Telecopy: (212) 906-2021

                                      GENERAL ELECTRIC CAPITAL CORPORATION,
                                       as Documentation Agent and as a Lender


                                      By: /s/ Charles Chiodo
                                         -----------------------------------
                                         Name: Charles Chiodo
                                         Title: Duly Authorized Signatory
Commitment:
$30,000,000

Domestic Lending Office:

201 High Ridge Road
Stamford, CT 06927

Fixed Rate Affiliate:

same as above

Fixed Rate Lending Office:

same as above


                                            Notice address:

                                            General Electric Capital Corporation
                                            Account Manager

                                            Attention: Stephen M. Metivier
                                            Phone: 203-316-7652
                                            Fax: 203-316-7893

                                            with a copy to: Borrowing Base only

                                            Collateral Analyst
                                            Allison Fountain
                                            Attention:
                                            Phone: 203-316-7899
                                            Fax:  203-316-7817

                                            CITIBANK, N.A., as Issuing Bank


                                            By: /s/ Brenda Cotsen
                                               --------------------------------
                                               Name: Brenda Cotsen
                                               Title: Vice President

                                            Notice address:

                                            Citibank, N.A.
                                            399 Park Avenue
                                            New York, NY 10017
                                            Attention:  Brenda Cotsen
                                            Telephone:  (212) 559-0681
                                            Fax:  (212) 793-1290

                                            with a copy to:

                                            Sidley & Austin
                                            875 Third Avenue
                                            New York, NY 10022
                                            Attention:  Barbara A. Vrancik, Esq.
                                            Phone: (212) 906-2306
                                            Fax: (212) 906-2021

                                            BNY FINANCIAL CORPORATION


                                            By: /s/ Thomas M. Strachan
                                               --------------------------------
                                               Name: Thomas M. Strachan
                                               Title: Executive V. P.
Commitment:
$25,000,000

Domestic Lending Office:

BNY Financial Corporation
1290 Avenue of the Americas

Fixed Rate Affiliate:

Same

Fixed Rate Lending Office:

Same
                                            Notice address:

                                            BNY Financial Corporation
                                            1290 Avenue of the Americas
                                            New York, NY 10104
                                            Attention:Sam Cirelli SVP
                                            Phone: 212-408-7247
                                            Fax: 212-408-4384

                                            with a copy to:

                                            BNY Financial Corporation
                                            Attention: Frank Imperato SVP
                                            1290 Avenue of the Americas
                                            New York, NY 10104
                                            Phone: 212-408-7026
                                            Fax: 212-408-4384

                                            NATIONAL CITY COMMERCIAL FINANCE,
                                             INC.


                                            By: /s/ Elizabeth M. Lynch
                                               --------------------------------
                                               Name:  Elizabeth M. Lynch
                                               Title:  Vice President

Commitment:
$15,000,000

Domestic Lending Office:

195 E. Sixth Street, Suite 400
Cleveland, OH 44114-2214

Fixed Rate Affiliate:

same as above

Fixed Rate Lending Office:

same as above

                                          Notice address:

                                          National City Commercial Finance, Inc.
                                          195 E. Sixth Street, Suite 400
                                          Cleveland, Ohio 44114-2214
                                          Attention: Kate George, Vice President
                                          Phone: (216) 575-2951
                                          Fax: (216) 575-9555

                                          with a copy to:

                                          National City Commercial Finance, Inc.
                                          195 E. Sixth Street, Suite 400
                                          Cleveland, Ohio 44114-2214
                                          Attention: Kathy Ellero, AVP
                                          Phone: (216) 575-3261
                                          Fax: (216) 575-9555

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I.....................................................................2
   1.01.  Certain Defined Terms...............................................2
   1.02.  Computation of Time Periods.........................................2
   1.03.  Accounting Terms....................................................2
   1.04.  Other Definitional Provisions.......................................2
   1.05.  Other Terms.........................................................2

ARTICLE II....................................................................2
   2.01  Revolving Credit Facility............................................2
   2.02.  Swing Loans.........................................................2
   2.03.  Use of Proceeds.....................................................2
   2.04.  Letters of Credit...................................................2
   2.05.  Promise to Repay; Evidence of Indebtedness..........................2
   2.06.  Authorized Officers and Agents......................................2

ARTICLE III...................................................................2
   3.01.  Prepayments; Reductions in Commitments..............................2
   3.02.  Payments............................................................2
   3.03.  Taxes...............................................................2
   3.04.  Increased Capital...................................................2
   3.05.  Cash Management.....................................................2
   3.06.  Replacement of Lenders..............................................2

ARTICLE IV....................................................................2
   4.01.  Interest on the Loans and Other Obligations.........................2
   4.02.  Special Provisions Governing Fixed Rate Loans.......................2
   4.03.  Fees................................................................2

ARTICLE V.....................................................................2
   5.01.  Conditions Precedent to the Initial Loans and Letters of Credit.....2
   5.02.  Conditions Precedent to All Revolving Loans and Letters of
           Credit.............................................................2

ARTICLE VI....................................................................2
   6.01.  Representations and Warranties of the Borrowers.....................2

ARTICLE VII...................................................................2
   7.01.  Financial Statements................................................2

   7.02.  Borrowing Base Certificate..........................................2
   7.03.  Events of Default...................................................2
   7.04.  Lawsuits............................................................2
   7.05.  Insurance...........................................................2
   7.06.  ERISA Notices.......................................................2
   7.07.  Environmental Notices...............................................2
   7.08   Isetan Leases.......................................................2
   7.09.  Public Filings and Reports..........................................2
   7.10.  Other Information...................................................2

ARTICLE VIII..................................................................2
   8.01.  Corporate Existence, Etc............................................2
   8.02.  Corporate Powers; Conduct of Business, Etc..........................2
   8.03.  Compliance with Laws, Etc...........................................2
   8.04.  Payment of Taxes and Claims; Tax Consolidation......................2
   8.05.  Insurance...........................................................2
   8.06.  Inspection of Property; Books and Records;Discussions...............2
   8.07.  Insurance and Condemnation Proceeds.................................2
   8.08.  ERISA Compliance....................................................2
   8.09.  Foreign Employee Benefit Plan Compliance............................2
   8.10.  Establishment of Blocked Accounts; Maintenance of Property..........2
   8.11.  Condemnation........................................................2
   8.12.  Landlord Waivers....................................................2
   8.13.  Year 2000...........................................................2
   8.14.  Post Closing Matters................................................2

ARTICLE IX....................................................................2
   9.01.  Indebtedness........................................................2
   9.02.  Sales of Assets.....................................................2
   9.03.  Liens...............................................................2
   9.04.  Investments.........................................................2
   9.05.  Accommodation Obligations...........................................2
   9.06.  Restricted Junior Payments..........................................2
   9.07.  Conduct of Business; Subsidiaries; Acquisitions.....................2
   9.08.  Transactions with Affiliates........................................2
   9.09.  Restriction on Fundamental Changes..................................2
   9.10.  Sales and Leasebacks................................................2
   9.11.  Margin Regulations; Securities Laws.................................2
   9.12.  ERISA. No member of the Barneys Group shall.........................2
   9.13.  Issuance of Capital Stock...........................................2
   9.14.  Constituent Documents...............................................2
   9.15.  Fiscal Year.........................................................2
   9.16.  Cash Management.....................................................2

   9.17.  Environmental Matters...............................................2
   9.18.  Operating Leases....................................................2
   9.19.  Subordinated Notes..................................................2

ARTICLE X.....................................................................2
   10.01.  Minimum Consolidated Net Worth.....................................2
   10.02.  Maximum Leverage Ratio.............................................2
   10.03.  Minimum Consolidated EBITDA........................................2
   10.04.  Maximum Capital Expenditures.......................................2

ARTICLE XI....................................................................2
   11.01.  Events of Default..................................................2
   11.02.  Rights and Remedies................................................2

ARTICLE XII...................................................................2
   12.01.  Appointment........................................................2
   12.02.  Nature of Duties...................................................2
   12.03.  Rights, Exculpation, Etc...........................................2
   12.04.  Reliance...........................................................2
   12.05.  Indemnification....................................................2
   12.06.  CUSA Individually..................................................2
   12.07.  Successor Administrative Agent; Resignation of Administrative
            Agent.............................................................2
   12.08.  Relations Among Lenders............................................2
   12.09.  Concerning the Collateral and the Loan Documents...................2

ARTICLE XIII..................................................................2
   13.01.  Assignments........................................................2
   13.02.  Expenses...........................................................2
   13.03.  Indemnity..........................................................2
   13.04.  Change in Accounting Principles....................................2
   13.05.  Setoff.............................................................2
   13.06.  Ratable Sharing....................................................2
   13.07.  Amendments and Waivers.............................................2
   13.08.  Notices............................................................2
   13.09.  Survival of Warranties and Agreements..............................2
   13.10.  Failure or Indulgence Not Waiver; Remedies Cumulative..............2
   13.11.  Marshalling; Payments Set Aside....................................2
   13.12.  Severability.......................................................2
   13.13.  Headings...........................................................2
   13.14.  Governing Law......................................................2
   13.15.  Limitation of Liability............................................2
   13.16.  Successors and Assigns.............................................2
   13.17.  Certain Consents and Waivers.......................................2

   13.18.  Counterparts; Effectiveness; Inconsistencies.......................2
   13.19.  Limitation on Agreements...........................................2
   13.20.  Confidentiality....................................................2
   13.21.  Contribution as Between Borrowers..................................2
   13.22.  Entire Agreement...................................................2

                                    EXHIBITS

Exhibit A         --  Form of Assignment and Acceptance
Exhibit B         --  Form of Borrowing Base Certificate
Exhibit C-1       --  Form of Revolving Loan Note
Exhibit C-2       --  Form of Swing Loan Note
Exhibit D         --  Form of Notice of Borrowing
Exhibit E         --  Form of Notice of Continuation/Conversion
Exhibit F         --  List of Closing Documents
Exhibit G         --  Form of Officer's Certificate to Accompany Reports
Exhibit H         --  Form of Compliance Certificate

                                    SCHEDULES

Schedule 1.01.1   --  Permitted Existing Accommodation Obligations
Schedule 1.01.2   --  Permitted Existing Indebtedness
Schedule 1.01.3   --  Permitted Existing Investments
Schedule 1.01.4   --  Permitted Existing Liens
Schedule 1.01.5   --  Subordination Terms
Schedule 1.01.6   --  Rent Reserve Time Periods
Schedule 3.05     --  Lock Boxes; Blocked Accounts; Blocked Account Banks
Schedule 6.01-A   --  Due Qualification
Schedule 6.01-C   --  Subsidiaries; Ownership of Capital Stock
Schedule 6.01-E   --  Governmental Consents, etc.
Schedule 6.01-K   --  Taxes
Schedule 6.01-I   --  Litigation; Adverse Effects
Schedule 6.01-O   --  Environmental Matters
Schedule 6.01-P   --  ERISA Matters
Schedule 6.01-R   --  Labor Matters
Schedule 6.01-U   --  Patents, Trademarks, Permits, Etc.; Governmental Approvals
Schedule 6.01-V   --  Assets and Properties
Schedule 6.01-W   --  Insurance Policies and Programs
Schedule 6.01-X   --  Bank Accounts
Schedule 8.14     --  Post-Closing Items
Schedule 9.16     --  Cash Management
Schedule 9.18     --  Operating Leases